Exhibit 3.1

LIMITED PARTNERSHIP AGREEMENT

FOURTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

UC Asset LP

This Fourth Amended and Restated Limited Partnership Agreement (the “Agreement”) is made and entered into as of the 7th day of September, 2018 by and among UCF Asset LLC, a Georgia limited liability company, as the general partner (the “General Partner”), and each of the Persons the names of which are set forth under the heading “Limited Partners” on the Schedule of Partners, as maintained in the books of the Partnership by the General Partner, as a limited partner (each a “Limited Partner” and collectively the “Limited Partners”), which parties hereby continue UC Asset LP, a Delaware limited partnership (the “Partnership”), pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et seq., as in effect as of the Certificate Filing Date, and as thereafter amended from time to time, or any successor statute (the “Act”), as follows.

Starting from the Effective Date of this Agreement, the Limited Partnership Agreement of the Partnership (the “Limited Partnership Agreement”) shall be this Agreement. Unless otherwise stated or the context otherwise requires, this Agreement shall have the meaning as set forth herein for all business narratives by the Partners of the Partnership.

W I T N E S S E T H:

WHEREAS, the Partnership was formed pursuant to a Certificate of Limited Partnership, dated February 1, 2016, and filed in the office of the Secretary of State of the State of Delaware on February 1, 2016; and

WHEREAS, the General Partner and the Limited Partners have set forth their respective rights and obligations with respect to the Partnership pursuant to, and in accordance with the terms and conditions of, the original limited partnership agreement dated as of February 10, 2016 (the “Original LPA”); and

WHEREAS, by and under the terms of Section 9.03 of the Original LPA, the General Partner, with the consent of a Majority in Interest (as defined in the Original LPA) of the Limited Partners, amended and restated the Original LPA as of April 1, 2017 (the “First Amended and Restated LPA”), and the amendments made as such are legally binding to all Limited Partners; and

WHEREAS, by and under the terms of Section 9.03 of the First Amended and Restated LPA, the General Partner, with the consent of a Majority in Interest (as defined in the First Amended and Restated LPA) of the Limited Partners, amended the First Amended and Restated LPA as of October 10, 2017, and the amendment made as such are legally binding to all Limited Partners; and

WHEREAS, by and under the terms of Section 9.03 of the First Amended and Restated LPA, the General Partner, with the consent of a Majority in Interest (as defined in the First Amended and Restated LPA) of the Limited Partners, further amended the First Amended and Restated LPA as of January 1, 2018 (the “Second Amended and Restated LPA”), and the amendments made as such are legally binding to all Limited Partners; and

WHEREAS, by and under the terms of Section 9.03 of the Second Amended and Restated LPA, as amended, the General Partner, with the consent of a Unit Majority (as defined in the Second Amended and Restated LPA) of the Limited Partners, further amended the Second Amended and Restated LPA as of May 2, 2018 (the “Third Amended and Restated LPA”), and the amendments made as such are legally binding to all Limited Partners; and

WHEREAS, by and under the terms of Section 9.03 of the Third Amended and Restated LPA, the General Partner, desires to and hereby amends and restates the Third Amended and Restated LPA to remove the mandatory arbitration provision included in Section 9.05 of the Third Amended and Restated LPA, and the amendments made as such will be legally binding to all Limited Partners; and

WHEREAS, the Partners desire to continue the Partnership as a limited partnership and to pursue the purposes as described in Section 2.09 of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, agreements, and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Third Amended and Restated LPA is hereby amended and restated in its entirety to read as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement, unless the context otherwise requires, the following terms have the following meanings:

“1940 Act” shall mean the U.S. Investment Company Act of 1940, as amended.

“Act” has the meaning set forth in the preamble.

“Acquiring Partner” has the meaning set forth in Section 4.07(f).

“Advisers Act” shall mean the U.S. Investment Advisers Act of 1940, as amended.

“Adjusted Book Value” has the meaning set forth in Section 8.01.

“Adjusted Book Value Date” has the meaning set forth in Section 8.01.

“Adjusted Capital Account Deficit” shall mean, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Allocation Period, after giving effect to the following adjustments:

(a)  credit to such Capital Account any amounts that such Partner is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)  debit to such Capital Account the items described in paragraphs (4), (5) and (6) of Regulations Section 1.704-1(b)(2)(ii)(d).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with Regulations Section 1.704-1(b)(2)(ii)(d) to the extent relevant thereto and is to be interpreted consistently therewith.

“Affiliate” shall mean, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” shall mean this Fourth Amended and Restated Limited Partnership Agreement, together with any and all extensions, renewals, modifications, substitutions and amendments hereof.

“Allocation Period” shall mean (a) the period commencing on February 10, 2016 and ending on December 31, 2016, (b) any subsequent period commencing on January 1 and ending on the following December 31, or (c) any portion of the period described in clause (a) or (b) for which the Partnership is required to allocate Net Profits, Net Losses, and other items of Partnership income, gain, loss or deduction pursuant to ARTICLE IV.

“Annual Rate of Return Percentage” shall mean an annual rate of return of ten percent (10%), which shall decrease to an annual rate of return of eight percent (8%) upon the earlier of (i) January 1, 2020 and (ii) the first day of the Fiscal Year immediately following the last day of the Fiscal Year on which the Partnership had an audited Net Asset Value of at least $20,000,000 as of such date.

“Assumed Income Tax Rate” shall mean the highest effective marginal combined federal, state and local income tax rate for an Allocation Period prescribed for any individual resident in metropolitan Atlanta, Georgia and its suburban areas, (taking into account the character of income (i.e., ordinary vs. capital gains) and, after taking into account limitations imposed under the alternative minimum tax, the deductibility of state and local income taxes for federal income tax purposes and the rates applicable to income of the relevant character), or such other jurisdiction as determined in the sole discretion of the General Partner.

“Audit Committee” has the meaning set forth in Section 3.08.

“Audit Committee Majority” has the meaning set forth in Section 3.08(a).

“Audited Book Value” shall mean the book value of the Partnership’s Portfolio Investments as audited by an independent accounting firm.

“Audited Net Income” shall mean the net income of the Partnership for an accounting period as audited by an independent accounting firm.

“Bankruptcy” shall mean, with respect to a Person, (a) any proceeding that is commenced against such Person as a “debtor” for any relief under bankruptcy or insolvency laws, or laws relating to the relief of debtors, reorganizations, arrangements, compositions, or extensions and such proceeding is not dismissed within ninety (90) days after such proceeding has commenced, or (b) any proceeding commenced by such Person for relief under bankruptcy or insolvency laws or laws relating to the relief of debtors, reorganizations, arrangements, compositions, or extensions.

“Bipartisan Budget Act” means the U.S. Bipartisan Budget Act of 2015.

“Business Day” shall mean any day on which commercial banks are open for business in metropolitan Atlanta, Georgia and its suburban areas.

“Capital Account” shall mean the capital account established and maintained for each Partner pursuant to Section 4.05.

“Capital Contribution” shall mean, with respect to each Partner, the aggregate amount of cash and the initial Gross Asset Value of any property (net of liabilities assumed or taken subject to by the Partnership, without duplication) contributed by or in the name of such Partner pursuant to Section 4.01(b) in connection with the issuance of Units or otherwise.

“Carried Interest” has the meaning set forth in Section 4.07(c)(iii).

“Certificate” shall mean (i) a certificate in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units or (ii) a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership, dated as of February 1, 2016, and filed in the Office of the Secretary of State of the State of Delaware on February 1, 2016, as amended and restated from time to time.

“Certificate Filing Date” shall mean the date on which the Certificate of Limited Partnership was filed in the Office of the Secretary of State of the State of Delaware.

“Claims” has the meaning set forth in Section 3.06(a).

“Clawback Amount” has the meaning set forth in Section 6.05.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” shall mean a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners with the relative rights, powers, and duties as specified in this Agreement.

“Confidential Information” has the meaning set forth in Section 7.04(a).

“Covered Actions” has the meaning set forth in Section 3.06(a).

“Covered Persons” has the meaning set forth in Section 3.05(b).

“Damages” has the meaning set forth in Section 3.06(a).

“Depreciation” shall mean, for each Allocation Period or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such period for federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted tax basis for federal income tax purposes at the beginning of such period, then Depreciation means an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis for federal income tax purposes of an asset at the beginning of such period is zero, then Depreciation is to be determined with reference to such beginning Gross Asset Value using any reasonable method determined by the General Partner.

“Derivative Units” shall mean any options, rights, warrants, appreciation rights, tracking, profit or phantom interests or other derivative securities relating to, convertible into or exchangeable for Common Units.

“DGCL” means the General Corporation Law of the State of Delaware, 8 Del. C. Section 101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Disabling Conduct” has the meaning specified in Section 3.05(b).

“Disabling Event” shall mean an event where the General Partner ceases to be the general partner of the Partnership upon the happening of any of the following:

(a)  the General Partner: (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in Bankruptcy; (iii) is adjudged as bankrupt or insolvent, or has entered against it an order for relief in any Bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation; or (v) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the General Partner or of all, or any substantial part, of its assets;

(b)  (i) one hundred twenty (120) days after the commencement of any proceeding against the General Partner seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, and the proceeding has not been dismissed; or (ii) if within ninety (90) days after the appointment, without the General Partner’s consent or acquiescence, of a trustee, receiver, or liquidator of the General Partner or of all or any substantial part of its properties, the appointment is not vacated or stayed, or (iii) within ninety (90) days after the expiration of any such stay, the appointment is not vacated;

(c)  the dissolution and commencement of winding up of the General Partner; or

(d)  the General Partner is removed pursuant to Section 3.07.

“Disparage” shall mean, with respect to any Person, negative comments regarding its business model, business practices, investment decisions, Affiliates, equityholders, personnel, agents, integrity, fairness, satisfaction of obligations, or overall performance.

“DOL Regulation” shall mean 29 C.F.R. § 2510.3-101, as amended from time to time, or any successor regulation thereto.

“Effective Date” shall be the date of the Qualification Date.

“Event of Dissolution” has the meaning set forth in Section 6.01.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time.

“FATCA” has the meaning set forth in Section 7.03(d).

“First Amended and Restated LPA” has the meaning set forth in the preamble.

“Fiscal Quarter” shall mean periods beginning on January l, April 1, July 1, and October 1, and ending on March 31, June 30, September 30, and December 31, respectively. The Partnership’s last Fiscal Quarter shall end on the date the Partnership terminates pursuant to the provisions of this Agreement.

“Fiscal Year” has the meaning set forth in Section 2.07(a).

“FOIA” has the meaning set forth in Section 7.04(b).

“GAAP” shall mean generally accepted accounting principles in the U.S., consistently applied.

“General Partner” shall mean UCF Asset LLC or any Person who is designated as the “general partner” (as defined by Section 17-101 of the Act) of the Partnership in accordance with this Agreement and the Act.

“Gross Asset Value” shall mean with respect to any asset, the adjusted tax basis of the asset for federal income tax purposes, except as follows:

(a)  the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset;

(b)  the Gross Asset Values of the Partnership Assets shall be adjusted to equal their respective gross fair market values (taking Section 7701(g) of the Code into account), as reasonably determined by the General Partner as of the following times: (i) the acquisition of an additional Unit by a new or existing Partner in exchange for a more than de minimis Capital Contribution; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership Assets as consideration for a Unit; (iii) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (iv) the issuance of a Unit in exchange for services rendered or to be rendered; provided, that an adjustment described in clause (i), (ii), and (iv) of this paragraph shall be made only if the General Partner reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Partners in the Partnership;

(c)  the Gross Asset Value of any Partnership Asset distributed to any Partner shall be adjusted to equal the gross fair market value (taking Section 7701(g) of the Code into account) of such Partnership Asset on the date of distribution as reasonably determined by the General Partner;

(d)  the Gross Asset Values of the Partnership Assets shall be increased (or decreased) to reflect any adjustments to the adjusted tax basis of such Partnership Assets pursuant to Section 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (f) of the definition of “Net Profits” and “Net Losses” or Section 4.06(c)(vii); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d); and

(e)  If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (a), (b), (c) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

“Incompetency” shall mean a situation where a Person is deemed incompetent if such Person is adjudged incompetent by a decree of a court of competent jurisdiction. A Person shall also be deemed incompetent if such Person is convicted of a crime of moral turpitude or that would cast reasonable doubt on such Person’s ability to discharge faithfully his or her duties as a managing member of the General Partner.

“Initial Offering” shall mean the initial offering and sale of Common Units to the public, as described in the Offering Statement.

“Insanity” shall mean a situation where a Person is deemed insane if such Person is adjudged insane by a decree of a court of competent jurisdiction.

“Interests” shall mean, collectively, the Units owned by each Partner and representing the respective proportionate interest attendant to the Partnership Interests.

“Licensor” has the meaning set forth in Section 9.11.

“Limited Partners” has the meaning set forth in the preamble.

“Limited Partnership Agreement” has the meaning set forth in the preamble.

“Management Fee” has the meaning set forth in Section 8.01.

“Marks” has the meaning set forth in Section 9.11.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act.

“Net Asset Value” has the meaning set forth in Section 4.08(d).

“Net Profits” and “Net Losses” shall mean, for each Allocation Period or other period, an amount equal to the Partnership’s taxable income or loss, respectively, for such Allocation Period or other period determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)  any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses shall be included;

(b)  any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code (including expenditures treated as such pursuant to Regulations Section 1.704-1(b)(2)(iv)(i)), and not otherwise taken into account in computing Net Profits or Net Losses, shall be subtracted;

(c)  in the event the Gross Asset Value of any Partnership Asset is adjusted pursuant to subparagraphs (b), (c) or (d) of the definition of “Gross Asset Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of such Partnership Asset) or an item of loss (if the adjustment decreases the Gross Asset Value of such Partnership Asset) from the disposition of such Partnership Asset and shall be taken into account for purposes of computing Net Profits or Net Losses;

(d)  gain or loss resulting from any disposition of any Partnership Asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Partnership Asset disposed of, notwithstanding that the adjusted tax basis of such Partnership Asset differs from its Gross Asset Value;

(e)  in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Period or other period, computed in accordance with the definition thereof;

(f)  to the extent an adjustment to the adjusted tax basis of any Partnership Asset pursuant to Section 734(b) of the Code is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Partner’s Units, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the tax basis of such Partnership Asset) or loss (if the adjustment decreases the tax basis of such Partnership Asset) from the disposition of such Partnership Asset and shall be taken into account for purposes of computing such Net Profits or Net Losses; and

(g)  notwithstanding any other provision of this definition, any items which are specially allocated under Section 4.06(c) shall not be taken into account in computing Net Profits or Net Losses.

The amounts of the items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to Section 4.06(c) shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Nonrecourse Deductions” has the meaning assigned to the term “nonrecourse deductions” in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Offering Statement” shall mean the Offering Statement on Form 1-A (File No. 024-10802) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Officer” shall mean any Person appointed by the General Partner to serve as an officer of the Partnership, having the titles, authority, and duties as determined by the General Partner in its sole discretion.

“Organizational Expenses” shall mean all reasonable out-of-pocket costs and expenses incurred in connection with the organization of the Partnership and the offering of Units, including, without limitation, any related legal, accounting, consulting, and filing costs.

“Original LPA ” has the meaning set forth in the preamble.

“Partners” shall mean the General Partner and the Limited Partners.

“Partner Nonrecourse Debt” has the meaning assigned to the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” shall mean that amount determined in accordance with the principles of Regulations Section 1.704-2(i)(3) pertaining to “partner nonrecourse debt minimum gain.”

“Partner Nonrecourse Deductions” has the meaning assigned to the term “partner nonrecourse deductions” in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Partnership” has the meaning set forth in the preamble.

“Partnership Assets” shall mean all of the Partnership’s assets including, without limitation, the Portfolio Investments, cash, properties, rights (contractual or otherwise), real property, personal property, tangible property, and intangible property.

“Partnership Expenses” has the meaning set forth in Section 8.02(a).

“Partnership Interest” shall mean an Interest owned by a Partner, including such Partner’s Capital Account and right (based on the type and class of Unit or Units held by such Partner), including (i) interest in the Partnership’s Net Profits and Net Losses; (ii) interest in gains, losses, deductions, and credits for tax purposes; (iii) interest in other assets; (iv) interest in liquidation proceeds; (v) voting, and (vi) any and all other benefits to which such Partner may be as provided in this Agreement or the Act.

“Partnership Minimum Gain” has the meaning assigned the term “partnership minimum gain” in Regulations Section 1.704-2(b)(2) and 1.704-2(d).

“Partnership Representative” means the “partnership representative” designated as such pursuant to Section 6223(a) of the Code (as of the effective date of the Bipartisan Budget Act).

“Partnership Security” shall mean any class or series of equity or voting interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity or voting interest in the Partnership), including the Common Units.

“Permanent Incapacity” shall mean a situation where a Person is deemed permanently incapacitated whenever he is determined by competent medical authority or authorities selected by the General Partner to be permanently incapable of carrying out his or her functions as a managing member of the General Partner.

“Person” shall mean any individual, partnership, joint venture, corporation, limited liability company, unincorporated organization or association, trust (including the trustees thereof in their capacity as such), government (or agency or subdivision thereof), or other entity.

“Portfolio Investments” shall mean the Partnership’s investments (i) in real estate properties in the metropolitan area of Atlanta, Georgia; (ii) in real estate properties in the metropolitan area of Dallas, Texas; (iii) in real estate properties in other regions as determined by the General Partner; (iv) in private or secondary market securities that yield fixed income; and (v) in other investments as agreed by the General Partner from time to time.

“Principal” shall mean any Person appointed as a principal of the General Partner.

“Proceeding” has the meaning set forth in Section 3.06(a).

“Qualification Date” shall mean the date the Offering Statement is initially qualified by the Commission.

“Record Date” shall mean the date established by the Partnership for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Partners or entitled to exercise rights in respect of any lawful action of Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” shall mean the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books that the Partnership has caused to be kept as of the opening of business on such Business Day.

“Regulations” shall mean the Income Tax Regulations, including Temporary Regulations, promulgated under the Code as amended (including corresponding provisions of successor regulations).

“Regulatory Allocations” has the meaning set forth in Section 4.06(c)(ix).

“Second Amended and Restated LPA” has the meaning set forth in the preamble.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time.

“Tax Matters Partner” has the same meaning as “tax matters partner” as defined in Section 6231(a)(7) of the Code(prior to the effective date of the Bipartisan Budget Act) .

“Term” has the meaning set forth in Section 2.06.

“Transfer” when used in this Agreement with respect to any Unit, shall mean a transaction by which the holder of such Unit assigns such Unit to another Person who is or becomes a Partner, and includes a sale, assignment, gift, exchange, or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation, or mortgage.

“Transfer Agent” shall mean such bank, trust company, or other Person (including the Partnership or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units or as may be appointed to act as registrar and transfer agent for any other Partnership Securities; provided, however, that if no Transfer Agent is specifically designated for the Common Units or any other Partnership Securities, the Partnership shall act in such capacity.

“Transferee” has the meaning set forth in Section 5.05(c).

“Unit” shall mean a Partnership Security that is designated as “Unit” and shall include Common Units.

“Unit Majority” shall mean, as of the Record Date, at least a majority of the Units, including Common Units, voting as a single class, that are issued by the Partnership and reflected as outstanding on the books and records of the Partnership.

“U.S.” shall mean the United States of America.

ARTICLE II
GENERAL PROVISIONS

Section 2.01 Formation. The parties hereto hereby continue the limited partnership formed on the Certificate Filing Date pursuant to the Act. The General Partner is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver, and file with the Secretary of State of the State of Delaware any amendments or restatements of the Certificate of Limited Partnership and any other certificates required or permitted to be filed with the Secretary of State of the State of Delaware (and any amendments or restatements thereof).

Section 2.02 Name. The name of the Partnership is “UC Asset LP”. The General Partner may make any variations in the Partnership’s name which the General Partner deems necessary or advisable; provided, however, that written notice of such name change shall be given to the Limited Partners within a reasonable period of time after the effectiveness of such change. The affairs of the Partnership shall be conducted under the Partnership’s name or such other name as the General Partner may determine.

Section 2.03 Organizational Certificates and Other Filings. If requested by the General Partner, the Limited Partners shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing, and other acts that may be required to comply with all requirements for (a) the formation and operation of a limited partnership under the laws of the State of Delaware and (b) the operation of the Partnership as a limited partnership, or a partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership conducts or proposes to conduct business.

Section 2.04 Principal Place of Business. The principal place of business of the Partnership shall be located at 2299 Perimeter Park Drive, Suite 120, Atlanta, Georgia 30341 or at such other place or places as the General Partner may from time to time select; provided, that written notice of such selection is given to the Limited Partners within a reasonable period of time after the effectiveness of the change in such place.

Section 2.05 Registered Office and Registered Agent. The address of the Partnership’s registered office in the State of Delaware is c/o The Corporation Service Partnership, 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name and address of the Partnership’s registered agent for service of process in the State of Delaware is The Corporation Service Partnership, 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The General Partner may at any time change the Partnership’s registered office and/or registered agent for service of process in the State of Delaware.

Section 2.06 Term. The term of the Partnership (the “Term”) commenced on the Certificate Filing Date and shall continue perpetually until terminated as a result of the dissolution and winding up of the Partnership in accordance with Article VI.

Section 2.07 Fiscal Year; Names of Partners.

(a)  The fiscal year of the Partnership (the “Fiscal Year”) shall be the calendar year. The Partnership’s first Fiscal Year shall begin on the Certificate Filing Date and end on December 31 of the year in which the Certificate Filing Date occurs. Thereafter, the Partnership’s Fiscal Year shall commence on January 1 of each year and end on December 31 of such year or, if earlier, the date the Partnership terminates during such year pursuant to the provisions of this Agreement. For the avoidance of doubt, the General Partner, at any time, may elect a taxable year that is different from the Fiscal Year, if permitted by the Code and the applicable Regulations.

(b)  The names of all of the Partners and their status as a General Partner or a Limited Partner shall be maintained in the books and records of the Partnership.

Section 2.08 Liability of Limited Partners. Except to the extent provided under the Act, in no event shall any Limited Partner (or former Limited Partner) have any personal liability for the repayment and discharge of debts and obligations of the Partnership; provided, however, that the foregoing shall not limit any obligation or liability of any Limited Partner to the Partnership set forth in this Agreement or to the extent such obligation or liability is required by law and cannot be determined by agreement of the parties hereto. Notwithstanding any other provision of this Agreement, in no event shall any Limited Partner be obligated to make any Capital Contribution in excess of such Partner’s Capital Contribution, or have any liability for the repayment and discharge of the debts and obligations of the Partnership (apart from such Limited Partner’s Partnership Interest).

Section 2.09 Purpose. The purposes of the Partnership are to (i) operate as a public entity; (ii) invest, directly or indirectly, its capital in Portfolio Investments; (iii) identify, acquire, hold, manage, and dispose of such Portfolio Investments in accordance with the terms of this Agreement; and (iv) engage in any other activities which may be directly or indirectly related or incidental thereto. The Partnership shall have all power and authority to enter into, make, and perform all contracts and other undertakings and to engage in all activities and transactions and take any and all other actions necessary, appropriate, desirable, incidental, or convenient to or for the furtherance or accomplishment of the above purposes or of any other purpose permitted by the Act or the furtherance of any of the provisions herein set forth and to do every other act and thing incident thereto or connected therewith, including, without limitation, investing of funds of the Partnership pending their utilization or disbursement, and any and all of the other powers that may be exercised on behalf of the Partnership by the General Partner pursuant to this Agreement.

Section 2.10 Conversion into a Corporation. In the event that it is no longer optimal or beneficial for the Partnership (as determined by the General Partner in its sole discretion) to operate as a partnership, the General Partner may, in its sole discretion, convert the Partnership into a corporation. At the time of such conversion, each Unit will be converted into shares of such corporation pursuant to a plan of conversion.

ARTICLE III
MANAGEMENT OF THE COMPANY

Section 3.01 Management. Except to the extent expressly set forth herein, the General Partner shall be vested with the complete control of the management and conduct of the business of the Partnership. The Limited Partners as such shall have no responsibility for the management of the Partnership and shall have no authority or right to act on behalf of the Partnership or to bind the Partnership in connection with any matter, it being understood that any Units held by the General Partner shall in no way limit or otherwise affect the General Partner’s power and authority as a general partner of the Partnership as set forth in this Agreement or in the Act.

Section 3.02 Powers of the General Partner. The General Partner shall have and exercise the power on behalf and in the name of the Partnership that a general partner in a limited partnership may have or exercise under the Act and is authorized and empowered to carry out any and all of the purposes of the Partnership and to perform (either itself or through any of its Affiliates) all acts and enter into and perform all contracts and other undertakings which it may deem necessary or advisable or incidental thereto, including, without limitation, the power to:

(a)  direct the formulation of investments and strategies for the Partnership in accordance with this Agreement and to engage any Person, including any Affiliate, for any purpose consistent with the Partnership’s objectives and which is deemed appropriate for the Partnership by the General Partner in its sole discretion;

(b)  (i) borrow monies from brokers, banks, and any other Person, including, without limitation, to (A) pay Partnership Expenses or Management Fees, (B) make distributions, (C) facilitate committing to or closing a proposed Portfolio Investment; (ii) raise monies or utilize any other forms of leverage including, without limitation, through the use of structured financial products; (iii) issue, accept, endorse, and execute promissory notes, drafts, bills of exchange, warrants, bonds, debentures, and other negotiable or non-negotiable instruments and evidences of indebtedness; and (iv) grant or issue guarantees;

(c)  appoint and enter into a contract with any Person to do any and all acts and exercise all rights, powers, privileges, and other incidents of ownership or possession with respect to Partnership Assets, including, without limitation, the right to possess, lend, Transfer, and institute, settle, or compromise suits and administrative proceedings and other similar matters;

(d)  open, maintain, and close accounts with brokers, dealers, and custodians, which power shall include the authority to issue all instructions and authorizations to brokers, dealers, and custodians regarding Partnership Assets and money therein and to pay, or authorize the payment and reimbursement of, brokerage commissions;

(e)  open, maintain, and close bank accounts and draw checks or other orders for the payment of monies;

(f)  do any and all acts on behalf of the Partnership and exercise all rights of the Partnership with respect to its interest in any Person including, without limitation, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings, and other similar matters;

(g)  organize one or more corporations or other entities formed to hold Portfolio Investments or Partnership Assets;

(h)  make any and all elections for federal, state, local, and foreign tax purposes, including any election to adjust the tax basis of Partnership Assets pursuant to Section 754 of the Code; provided, that no election shall be made that would cause the Partnership to lose its status as a partnership for federal income tax purposes;

(i)  engage one or more custodians, attorneys, placement agents, independent accountants, prime brokers, administrators, consultants, and any other Persons that the General Partner deems necessary or advisable;

(j)  maintain, for the conduct of Partnership affairs, one or more offices, and in connection therewith, rent or acquire office space, engage personnel, whether part-time or full time, and do any other acts that the General Partner deems necessary or advisable in connection with the maintenance and administration of such office or offices;

(k)  enter into a servicing agreement with an entity or entities (including Limited Partners and their Affiliates) as the General Partner shall determine in its sole discretion, for the oversight of the Partnership’s financial records, preparation of reports to the Limited Partners, monitoring of payment of Partnership Expenses, and the performance of administrative and professional services in connection with the servicing and monitoring of the Portfolio Investments;

(l)  make, execute, deliver, record, and file all certificates, instruments, documents, reports, statements, or any amendment thereto, of any kind necessary or desirable to accomplish the business, purpose, and objectives of the Partnership, in each case as required by any applicable law, agreement, or its business judgment;

(m)  authorize any partner, director, officer, employee, or other agent of the General Partner or its Affiliates or agent or employee of the Partnership to act for and on behalf of the Partnership in all matters incidental to the foregoing and to do any other act that the General Partner deems necessary or advisable in connection with the management and administration of the Partnership; and

(n)  make, execute, sign, acknowledge, swear to, record, and file (i) this Agreement and any amendment to this Agreement; (ii) the Certificate of Limited Partnership and all amendments thereto required or permitted by law or the provisions of this Agreement; (iii) all certificates and other instruments deemed advisable by the General Partner to carry out the provisions of this Agreement and applicable law or to permit the Partnership to become or to continue as a limited partnership in the State of Delaware and all other jurisdictions in which the Partnership conducts or plans to conduct business; (iv) all instruments that the General Partner deems appropriate to reflect a change or modification of this Agreement or the Partnership in accordance with this Agreement, including, without limitation, the substitution of assignees as Limited Partners pursuant to Section 5.04 and amendments to this Agreement; (v) all conveyances and other instruments, certificates, or other documents deemed advisable by the General Partner to effect the winding up and termination of the Partnership (including, but not limited to, a certificate of cancellation); (vi) all fictitious or assumed name certificates or any other business certificate required or permitted to be filed on behalf of the Partnership; and (vii) all other instruments or documents which may be required or permitted by law to be filed on behalf of the Partnership.

Section 3.03 Reliance by Third Parties. Persons dealing with the Partnership are entitled to rely conclusively on a certificate of the General Partner to the effect that it is acting as the General Partner and on the power and authority of the General Partner set forth herein.

Section 3.04 Other Activities of the General Partner.

(a)  Subject to the requirements contained herein, the General Partner shall cause its personnel to devote such time as shall be reasonably necessary to conduct the business affairs of the Partnership.

(b)  Subject to the express provisions elsewhere herein, the parties hereto acknowledge that with respect to the General Partner and its Affiliates:

(i)  each of the General Partner and its Affiliates may act as manager, sponsor, or general partner (or the equivalent) for other Persons and may give advice, and take action, with respect to any such other Persons which may follow investment programs similar to those of the Partnership or differ from the advice given, or the timing or nature of action taken, with respect to the Partnership;

(ii)  where there is a limited supply of an investment opportunity, the General Partner shall use its best efforts to allocate such investment opportunities among the General Partner’s clients;

(iii)  the General Partner, its Affiliates, and their respective members, partners, officers, directors, employees, shareholders, agents, and representatives thereof may engage in transactions or cause or advise other Persons to engage in transactions which may differ from or be identical to the transactions advised upon or engaged in by the General Partner for the Partnership’s account; and

(iv)  the General Partner shall not have any obligation to engage in any transaction for the Partnership’s account or to recommend any transaction to the Partnership which the General Partner, its Affiliates, and their respective members, partners, officers, directors, employees, shareholders, agents, and representatives thereof may engage in for their own accounts or the account of any other customer, except as otherwise required by applicable law.

(c)  The Limited Partners hereby agree that the General Partner may offer the right to participate, directly or indirectly, in investment opportunities of the Partnership to one or more Limited Partners or other private investors, groups, partnerships, or corporations whenever the General Partner so determines (and the Limited Partners agree that the General Partner shall have no liability attributable to or based upon such activities in the absence of intentional harm to the Partnership by the General Partner or a Partner thereof).

(d)  By reason of the activities of the General Partner and its Affiliates, the General Partner may acquire confidential information or be restricted from initiating transactions in certain Portfolio Investments. It is acknowledged and agreed that the General Partner shall not be free to divulge, or to act upon, any such confidential information with respect to the General Partner’s performance of its responsibilities under this Agreement and that, due to such a restriction, the General Partner may not initiate a transaction the General Partner otherwise may have initiated, and the Partnership may be frozen in an investment position that it otherwise might have liquidated or closed out.

(e)  The Limited Partners hereby acknowledge that the General Partner may be prohibited from taking action for the benefit of the Partnership: (i) due to confidential information acquired or obligations incurred in connection with an outside activity permitted to the General Partner, its Affiliates, equity holders, or other related Persons; (ii) in consequence of an equity holder, Affiliate, or other related Person of the General Partner serving as an officer or director with respect to a Portfolio Investment; or (iii) in connection with activities undertaken by an equity holder, Affiliate, or other related Person of the General Partner prior to the date first above written. No Person shall be liable to the Partnership or any Partner for any failure to act for the benefit of the Partnership in consequence of a prohibition described in the preceding sentence.

(f)  The Partners recognize that the differing financial, regulatory, tax, and other status and circumstances of the Partners may give rise to conflicts of interest among the Partners with regard to the timing of capital calls, selection of investments, disposition of assets, making of tax elections, or other Partnership matters. Except as otherwise specifically provided in this Agreement, the General Partner, when making decisions or taking action with respect to the Partnership or its business, shall not be required to take into consideration the separate status or circumstances of any Partner or group of Partners.

Section 3.05 Limitation of Liability.

(a)  The General Partner (and any former General Partner) shall only be liable for the repayment and discharge of all debts and obligations of the Partnership attributable to any Fiscal Year or portion thereof during which they are or were general partners of the Partnership to the extent provided in the Act and to the extent such debts and obligations (i) exceed the Partnership Assets or (ii) are not, by their terms or otherwise, either non-recourse as to the General Partner (or former General Partner) or limited either generally or specifically to Partnership Assets. Nothing in this Section 3.05 shall be interpreted to limit or deprive the General Partner (or former General Partner) from the benefit of the indemnities set forth in Section 3.06.

(b)  To the fullest extent permitted by law, none of the General Partner, its Affiliates, or their respective members, partners, officers, directors, employees, shareholders, agents, and managers of each of them (collectively, the “Covered Persons”) shall be liable to the Partnership or any other Partner for any act or omission, including any mistake of fact or error in judgment, taken, suffered, or made by such Covered Person, relating to or arising out of the investment or other activities of the Partnership, or activities undertaken in connection with the Partnership, or otherwise relating to or arising out of this Agreement, except for (i) gross negligence, (ii) criminal misconduct, or (iii) willful misconduct (each, a “Disabling Conduct”). An individual Covered Person shall not have any personal liability to the Partnership or any other Partner by reason of any change in U.S. federal, state, or local income tax laws, or in interpretations thereof, as they apply to the Partnership or the Limited Partners, whether the change occurs through legislative, judicial, or administrative action.

(c)  Any Covered Person may consult with legal counsel, accountants, appraisers, engineers, and any other skilled Person selected by it, and any act or omission by such Covered Person on behalf of the Partnership or in furtherance of the business of the Partnership taken in good faith and in reliance on and in accordance with the advice of such Person shall be full justification for such act or omission, and such Covered Person shall be fully protected in so acting or omitting to act if such Person was selected with reasonable care.

(d)  To the fullest extent permitted by law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Agreement a Person is permitted or required to make a decision or take an action (i) in its sole discretion or under a similar grant of authority or latitude, the Person shall be entitled to consider such interests and factors as it desires, including its own interests, and shall be entitled to decide or act for any reason or no reason and shall not be required to consider the interests of any other Person; or (ii) in its “good faith” or under another express standard, the Person shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise; provided, that neither clause (i) nor clause (ii) eliminates the General Partner’s implied contractual covenant of good faith and fair dealing; provided, further, that, in making any such decision described in clause (i) or clause (ii), the General Partner shall act consistent with its fiduciary duties to the Limited Partners.

Section 3.06 Indemnification.

(a)  To the fullest extent permitted by law, the Partnership shall and hereby agrees to indemnify, hold harmless, and release (and each Partner does hereby release) each Covered Person from and against any and all claims, demands, damages, liabilities, costs, expenses, including legal fees, losses, suits, proceedings, and actions, whether judicial, administrative, investigative, or otherwise, of whatever nature, known or unknown, liquidated or unliquidated (“Claims”), that may accrue to or be incurred by any Covered Person, or in which any Covered Person may become involved, as a party or otherwise, or with which any Covered Person may be threatened, relating to or arising out of the investment or other activities of the Partnership, or activities undertaken in connection with the Partnership, or otherwise relating to or arising out of this Agreement (“Covered Actions”), including amounts paid in satisfaction of judgments, in compromise or as fines or penalties, and counsel fees and expenses incurred in connection with the preparation for or defense or disposition of any investigation, action, suit, arbitration, or other proceeding (a “Proceeding”), whether civil or criminal (all of such Claims, amounts and expenses covered by this Section 3.05(d) are referred to collectively as “Damages”), except to the extent that such Damages arose from Disabling Conduct to which such Covered Person has pleaded guilty or nolo contendere, or it shall have been determined by a court of competent jurisdiction in a final judgment that such Damages arose from a Disabling Conduct of such Covered Person. Notwithstanding the foregoing, a Covered Person will only be eligible for indemnification pursuant to this Section 3.06 for Claims relating to or arising out of transactions or Covered Actions that took place during the time such Covered Person was a shareholder, officer, director, employee, agent, partner, member, or manager of any of the General Partner or any of its Affiliates. The termination of any Proceeding by settlement shall not, of itself, create a presumption that any Damages relating to such settlement or otherwise relating to such Proceeding arose primarily from Disabling Conduct of any Covered Person. The satisfaction of any indemnification and any saving harmless pursuant to this Section 3.06(a), as and when appropriate under Section 3.06(c), shall be from and limited to Partnership Assets, and no Partner shall have any personal liability on account thereof except to the extent provided in Section 2.08.

(b)  Expenses incurred by a Covered Person in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Partnership, in the sole discretion of the General Partner, prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Covered Person to repay the amount advanced to the extent that it shall be determined ultimately by a court having appropriate jurisdiction in the decision that is not subject to appeal, that such Covered Person is not entitled to be indemnified hereunder. The right of any Covered Person to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity or otherwise and shall extend to such Covered Person’s successors, assigns, and legal representatives.

(c)  In the event any Covered Person becomes involved in any capacity in any action, proceeding, or investigation brought by or against any Person (including a Limited Partner) in connection with any matter arising out of or in connection with the Partnership’s business or affairs (including a breach by any Limited Partner of this Agreement) and to which such Covered Person may have a right to indemnification hereunder, the Partnership will periodically reimburse such Covered Person for its legal and other expenses (including the cost of any investigation, preparation, defense, or settlement thereof) incurred in connection therewith prior to the final disposition thereof, provided, that such Covered Person shall promptly repay to the Partnership the amount of any such reimbursed expenses paid to it if it shall ultimately be determined, by a court having appropriate jurisdiction in the decision that is not subject to appeal, that such Covered Person is not entitled to be indemnified by the Partnership in connection with such action, proceeding, or investigation as a result of Disabling Conduct.

(d)  Any Covered Person entitled to indemnification from the Partnership hereunder shall obtain the written consent of the General Partner prior to entering into any compromise or settlement which would result in an obligation of the Partnership to indemnify such Person if such Covered Person is other than the General Partner. Additionally, if liabilities arise out of the conduct of the affairs of the Partnership and any other Person for which the Person entitled to indemnification from the Partnership hereunder was then acting in a similar capacity, the amount of the indemnification provided by the Partnership shall be limited to the Partnership’s proportionate share thereof as determined in good faith by the General Partner in light of its fiduciary duties to the Partnership and the Limited Partners.

(e)  Any Covered Person who is entitled to indemnification under this Section 3.06 shall be deemed to be a creditor of the Partnership and shall be entitled to enforce the obligations of Partners to return distributions pursuant to Section 2.08 following the termination of the Partnership.

Section 3.07 Removal of the General Partner. With the consent of the Limited Partners representing at least sixty-six and two-thirds percent (66 2⁄3%) of the outstanding Units, voting as a single class, the General Partner may be removed where (i) the General Partner has been convicted of fraud, embezzlement, or a similar felony by a court of competent jurisdiction in a final judgment; or (ii) the General Partner has willfully and materially breached this Agreement. Any such action for removal of the General Partner must also provide for the election of a substitute General Partner by the Limited Partners.

Section 3.08 Audit Committee. The General Partner may, in its sole discretion, establish an Audit Committee of the Partnership (the “Audit Committee”) provided that such composition, duties and responsibilities of the Audit Committee shall be in compliance with the rules, regulations and/or standards established by any National Securities Exchange or over-the-counter trading market on which the Common Units are listed for trading or an application for such trading has been submitted on behalf of the Partnership.

(a)  The Audit Committee shall conduct its affairs in such manner and by such procedures as a majority of its voting members (an “Audit Committee Majority”) deems appropriate. Special meetings of the Audit Committee may be called at any time by the General Partner. All other actions taken by the Audit Committee shall be taken by an Audit Committee Majority. Meetings and voting may be conducted in person, by telephone conference, or by written consent. Notices to Audit Committee members shall be made pursuant to the procedures set forth in Section 9.06.

(b)  The Audit Committee shall take no part in the control or management of the Partnership’s affairs, nor shall the Audit Committee have any power or authority to act for or on behalf of the Partnership except as specifically set forth herein. No member of the Audit Committee shall be liable to any Partner for any action taken, or omitted to be taken, in good faith by it in connection with his or her participation on the Audit Committee.

Section 3.09 Additional Committees. The General Partner may establish additional committees of the Partnership from time to time and determine, in its sole discretion, the composition, duties and responsibilities of such additional committee.

ARTICLE IV
ISSUANCE OF UNITS; CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; ALLOCATIONS; AND DISTRIBUTIONS

Section 4.01 Units; Capital Contributions.

(a)  The Interests of the Partners shall be represented by Units, which, at the sole discretion of the General Partner, may be divided into one or more types, classes, or series of Units. The Partnership may issue Derivative Units at the sole discretion of the General Partner. No fractional Units shall be issued by the Partnership. Each type, class, or series of Units and Derivative Units shall have the privileges, preference, duties, liabilities, obligations, and rights, including voting rights, if any (which may be senior to existing type, class, or series of Units), as determined by the General Partner in its sole discretion, provided that i) any Common Units shall not be offered at a price lower than the book value per Common Unit based on the last audited financial statement immediately preceding the offering of such Common Unit; and ii) any Units or Derivative Units, if convertible into Common Units, the conversion price shall not be set or calculated at a price lower than the book value per Common Unit based on the last audited financial statement immediately preceding the date when such Units or Derivative Units were issued. The foregoing conditions i) and ii) may be waived for any offering if the General Partner has received the approval of a Unit Majority prior to such offering. The Partnership is currently offering only Common Units but may offer other types, classes, or series of Units in the future at the sole discretion of the General Partner. The initial purchase price of each Common Unit being offered in the Initial Offering pursuant to the Offering Statement is Two Dollars and 00/100 ($2.00). As of the Effective Date, the number of issued and outstanding Common Units are as set forth on the Schedule of Partners opposite each Partner’s name. Each holder of Common Units shall be entitled to one (1) vote for each Common Unit held. Except as expressly set forth herein, no Partner shall be entitled to any return of capital, interest, or compensation by reason of its investment in the Partnership or by reason of serving as a Partner.

(b)  Each Partner has contributed or shall contribute the amount set forth for such Partner on the books and records of the Partnership as its Capital Contribution. Such amount shall be credited to the Partners’ respective Capital Accounts upon the date of contribution. No Limited Partner shall be deemed admitted into the Partnership, unless such Limited Partner has fully funded such Limited Partner's Capital Contribution.

Section 4.02 No Preemptive Rights. No Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, or hereafter created.

Section 4.03 Splits and Combinations.

(a)  Subject to Section 4.03(d), the Partnership may make a pro rata dividend of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the date of formation of the Partnership.

(b)  Whenever such a dividend, subdivision, or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the dividend, subdivision or combination shall be effective and shall send notice thereof at least twenty (20) days prior to such Record Date to each Record Holder as of a date not less than ten (10) days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such dividend, subdivision, or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)  Promptly following any such dividend, subdivision, or combination, the Partnership may issue Certificates, or shall deliver other evidence of the issuance of uncertificated Partnership Securities, to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, or other evidence of the issuance of uncertificated Partnership Securities, the surrender of any Certificate held by such Record Holder, or the delivery of such other documentation as may be required to transfer uncertificated Partnership Securities, immediately prior to such Record Date.

(d)  The Partnership shall not issue fractional Units upon any dividend, subdivision, or combination of Units. If a dividend, subdivision, or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 4.03(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 4.04 Fully Paid and Non-Assessable Nature of Units. All Units issued pursuant to, and in accordance with the requirements of, this ARTICLE IV shall be validly issued, fully paid and non-assessable Units in the Partnership in accordance with the Act.

Section 4.05 Capital Accounts.

(a)  The Partnership shall establish and maintain a separate Capital Account for each Partner in accordance with Regulations Section 1.704-1(b)(2)(iv) and in accordance with the following provisions:

(i)  As of the closing date of each round of offering, including the Initial Offering, the initial Capital Account balance attributable to the Common Units and/or Derivative Units issued to a newly admitted Partner shall equal the product of the offering price per Common Unit and/or per Derivative Unit, multiplied by the number of Common Units and/or Derivative Units issued to the Partner; and

(ii)  To each Partner’s Capital Account, there shall be credited (A) such Partner’s Capital Contributions, (B) such Partner’s allocable share of Net Profits, (C) any items in the nature of income or gain that are specially allocated to such Partner under Section 4.06(c), and (D) the amount of any liabilities of the Partnership that are assumed by such Partner (or liabilities that are secured by any Partnership Assets distributed to such Partner).

(iii)  To each Partner’s Capital Account, there shall be debited (A) the amount of cash and the Gross Asset Value of any Partnership Assets distributed to such Partner pursuant to any provision hereof (net of liabilities secured by such distributed Partnership Assets that such Partner is considered to assume or take subject to under Section 752 of the Code), (B) such Partner’s allocable share of Net Losses, (C) any items in the nature of expenses or losses that are specially allocated to such Partner under Section 4.06(c), and (D) the amount of any liabilities of such Partner that are assumed by the Partnership (or liabilities that are secured by any property contributed by such Partner to the Partnership).

(iv)  If any Unit is Transferred in accordance with the terms hereof, then the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Unit. In the case of a sale or exchange of a Unit at a time when an election under Section 754 of the Code is in effect, the Capital Account of the transferee Partner shall not be adjusted to reflect the adjustments to the adjusted tax basis of Partnership Assets required under Sections 754 and 743 of the Code, except as otherwise required or permitted by Regulations Section 1.704-1(b)(2)(iv)(m).

(v)  In determining the amount of any liability for purposes of Section 4.05(a)(i) and (ii), there shall be taken into account Section 752(c) of the Code, and any other applicable provisions of the Code.

(b)  The foregoing provisions of this Section 4.05(b) and the other provisions hereof relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. If the General Partner determines that it is necessary to modify the manner in which any debits or credits are made to the Capital Accounts (including debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Partnership or any Partners), the General Partner may make such modification, provided, that it will not have a material effect on the amounts distributed to any Person pursuant to Section 6.02 upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

Section 4.06 Allocations of Net Profits and Net Losses.

(a)  General. After taking into account the special allocations set forth in Section 4.06(c), and subject to Section 4.06(b), the Net Profits and Net Losses for each Allocation Period shall be allocated among each of the Partners in the manner that will cause each of their Capital Accounts to proportionately equal, as closely as possible, the excess of (i) the amount that would be distributable to such Partner under Section 4.07(c) if the Partnership were dissolved, its affairs wound up and (A) all Partnership Assets were sold on the last day of the Allocation Period for cash equal to their respective Gross Asset Values (except Partnership Assets actually sold during such Allocation Period shall be treated as sold for the consideration received therefor), (B) all Partnership liabilities were satisfied (limited, with respect to each “partner nonrecourse liability” and “partner nonrecourse debt,” as defined in Regulations Section 1.704-2(b)(4), to the Gross Asset Value of the Partnership Assets securing such liabilities), and (C) the net assets were immediately distributed in accordance with Section 4.07(c) to the Partners over (ii) such Partner’s share (if any) of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of Partnership Assets. To the extent that the allocation provisions of this Section 4.06(a) would fail to produce such final Capital Account balances, such provisions shall be amended by the General Partner if and to the extent necessary to produce such result. The General Partner shall have the power to amend this Agreement without consent of the Limited Partners as it reasonably considers advisable to make the allocations and adjustment described in this Section 4.06(a).

(b)  Limitation on Loss Allocations. If any allocation of Net Losses would cause a Partner to have an Adjusted Capital Account Deficit, those Net Losses instead shall be allocated to the other Partners pro rata until their Capital Accounts have been reduced to zero, and any remaining Net Losses will be allocated to each Partner in accordance with its respective interest in the Partnership, as determined by the General Partner and subject to the requirements of the Code and the Regulations.

(c)  Special Allocations. The following allocations shall be made prior to the allocations set forth in Section 4.06(a) and in the following order and priority:

(i)  Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Section 4.06, if there is a net decrease in Partnership Minimum Gain during any Allocation Period, each Partner shall be specially allocated items of Partnership income and gain for such Allocation Period (and, if necessary, subsequent Allocation Periods) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.06(c)(i) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)  Partner Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Section 4.06, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Allocation Period, each Partner that has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such Allocation Period (and, if necessary, subsequent Allocation Periods) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.06(c)(ii) is intended to comply with the minimum gain chargeback requirement in Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)  Qualified Income Offset. If a Partner unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), then items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, any Adjusted Capital Account Deficit of such Partner as quickly as possible, provided, that an allocation pursuant to this Section 4.06(c)(iii) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 4.05(b)(c)(iii) have been tentatively made as if this Section 4.06(c)(iii) were not in this Agreement. This Section 4.06(c)(iii) is intended to comply with the qualified income offset provisions in Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv)  Gross Income Allocation. If a Partner has an Adjusted Capital Account Deficit at the end of any Allocation Period, then such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible, provided, that an allocation pursuant to this Section 4.06(c)(iv) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 4.06 have been made as if Section 4.06(c)(iii) and this Section 4.06(c)(iv) were not in this Agreement.

(v)  Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Allocation Period shall be allocated to the Partner that bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(vi)  Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Period shall be allocated to each Partner in accordance with each Partner’s interest in the Partnership, as determined by the General Partner and subject to the requirements of the Code and the Regulations.

(vii)  Section 754 Adjustments. To the extent that an adjustment to the adjusted tax basis of any Partnership Asset pursuant to Section 734(b) or 743(b) of the Code is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its interest in the Partnership, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the tax basis of such Partnership Asset) or loss (if the adjustment decreases such tax basis), and such gain or loss shall be specially allocated (i) to the Partners in accordance with their interests in the Partnership, if Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or (ii) to the Partner to which such distribution was made, if Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(viii)  Allocation of Management Fee. Notwithstanding anything to the contrary contained herein, the Partnership shall specially allocate the Management Fee to the Limited Partners to the extent such Limited Partners are charged the Management Fee.

(ix)  Curative Allocations. The allocations set forth above in Section 4.06(b) and Section 4.06(c)(i) through Section 4.06(c)(vii) (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. The Partners intend that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 4.06(c)(ix). Therefore, notwithstanding any other provisions of this Section 4.06(b)(c)(ix) (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to this Section 4.06 without regard to the Regulatory Allocations.

(d)  Other Allocation Rules.

(i)  Net Profits, Net Losses, and any other items of income, gain, loss, or deduction shall be allocated to the Partners pursuant to this Section 4.06(d) as of the last day of each Allocation Period; provided, that Net Profits, Net Losses, and such other items shall also be allocated at such times as the Gross Asset Values of Partnership Assets are adjusted pursuant to subparagraph (a) of the definition of Gross Asset Value.

(ii)  For purposes of determining the Net Profits, Net Losses, or any other items allocable to any period, Net Profits, Net Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Section 706 of the Code and the Regulations thereunder.

(iii)  The Partners acknowledge the income tax consequences of the allocations made by this Section 4.06 and shall report their respective shares of Partnership income and loss for income tax purposes in a manner consistent with this Section 4.06(d).

(e)  Tax Allocations; Code Section 704(c) Allocations.

(i)  Except as otherwise provided in this Section 4.06(e), each item of Partnership income, gain, loss, and deduction for federal income tax purposes shall be allocated among the Partners in the same manner as such items are allocated for book purposes under this Section 4.06(e), except that if such allocation is not permitted by the Code or other applicable law, then the Partnership’s subsequent income, gains, losses, deductions, and credits for federal income tax purposes will be allocated among the Partners so as to reflect as nearly as possible the allocation set forth herein in computing their respective Capital Accounts.

(ii)  In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted tax basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value using any allocation method permitted under Regulations Section 1.704-3, as determined by the General Partner. In the event the Gross Asset Value of any Partnership Assets is adjusted pursuant to subparagraph (a) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such Partnership Assets shall take account of any variation between the adjusted tax basis of such Partnership Assets for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder.

(iii)  Any elections or other decisions relating to the allocations described in this Section 4.06(e) shall be made by the General Partner, in any manner that reasonably reflects the purpose and intention hereof. Allocations pursuant to this Section 4.06(e) are solely for purposes of federal, state, and local income taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Net Profits, Net Losses, other items, or distributions pursuant to any provision hereof.

Section 4.07 Distributions.

(a)  Except as otherwise expressly provided herein, no Partner shall have the right to receive any distribution or return of such Partner’s Capital Contribution. Distributions of Partnership Assets that are provided for in this ARTICLE IV or in ARTICLE VI shall be made only to Persons who, according to the books and records of the Partnership, were the holders of record of Units on the date determined by the General Partner as of which the Partners are entitled to any such distributions, or the assignees of such holders of record. Notwithstanding any other provision of this Agreement, neither the Partnership nor the General Partner, on behalf of the Partnership, shall make a distribution to a Partner on account of its Unit if such distribution would violate Section 17-607 of the Act or other applicable law.

(b)  At the discretion of the General Partner, the Partnership shall distribute all positive Audited Net Income to Partners in accordance with Section 4.07(c), at least annually. Notwithstanding the foregoing, the General Partner will be entitled to withhold from any distribution amounts necessary to create, in its discretion, appropriate reserves for, without limitation, (i) expenses (including the Management Fee) and liabilities of the Partnership, (ii) any required tax withholdings with respect to any Limited Partner(s) (in accordance with Section 4.07(e)), (iii) investments in future Portfolio Investments; and/or (iv) as cash reserve of the Partnership.

(c)  Distributions of positive Audited Net Income, if any, for each Fiscal Year will initially be apportioned equally to each Common Unit on record as of the date when the Audited Net Income is booked in such Fiscal Year. Each Common Unit’s share of such Audited Net Income will then be distributed to the Limited Partner who owns such Common Unit and to the General Partner in the following order of priority:

(i)  Preferred Return. First, 100% to such Limited Partner, pro rata, until the aggregate distributions to all Limited Partners equal an amount representing the Annual Rate of Return Percentage (non-compounding) of the Audited Book Value of the Partnership for the Fiscal Year immediately preceding such distributions, with each Limited Partner’s share of such distributions to be calculated in accordance with such Limited Partner’s interest in the Partnership at the time of each such distribution.

(ii)  General Partner Catch-Up: Second, 100% to the General Partner until the cumulative distribution to the General Partner pursuant to this Section 4.07(c)(ii) equals twenty percent (20%) of the aggregate amount distributed pursuant to Section 4.07(c)(i) and this Section 4.07(c)(ii), in each case, attributable to such distribution and all other distributions that have been previously made in the same Fiscal Year.

(iii)  LP/GP Split. Third, eighty percent (80%) to such Limited Partner and twenty percent (20%) to the General Partner (the “Carried Interest”).

The General Partner may, in its sole discretion, waive or reduce the Carried Interest for Limited Partners that are, among other things, principals, employees, or Affiliates of the General Partner.

(d)  Tax Distributions to the General Partner. Notwithstanding anything to the contrary contained in this Section 4.07, and subject to the availability of cash, for each Fiscal Quarter, the Partnership may, in the sole discretion of the General Partner, make cash distributions to the General Partner in an amount intended to enable the General Partner (or any Person, including a Principal, whose tax liability is determined by reference, in whole or part, to the income of the General Partner) to discharge its cumulative United States federal, state and local income tax liabilities (including any obligation to pay estimated taxes) arising from the allocations made pursuant to Section 4.05(b) with respect to the Carried Interest. The amount, if any, distributable pursuant to this Section 4.07(d) with respect to a Fiscal Quarter shall equal (i)(x) the amount of taxable income allocable to the General Partner for such Fiscal Quarter with respect to the Carried Interest multiplied by (y) the Assumed Income Tax Rate over (ii) amounts distributed to the General Partner with respect to the Carried Interest and shall be considered an advance of the Carried Interest. The amount distributable to the General Partner pursuant to Section 4.07(c) shall be reduced by any amount distributed to the General Partner pursuant to this Section 4.07(d).

(e)  Withholding. Notwithstanding anything to the contrary herein, (i) each Partner hereby authorizes the Partnership to withhold and pay over, or otherwise pay, any withholding or other taxes payable by the Partnership (pursuant to the Code or any other provision of federal, state, local, or other law) with respect to such Partner or as a result of such Partner’s participation in the Partnership, including as a result of any distribution to such Partner and (ii) if and to the extent that the Partnership is required to withhold or pay any such taxes, such Partner will be deemed for all purposes hereof to have received a payment from the Partnership as of the time such withholding or other tax is required to be paid, which payment will be deemed to be a distribution to such Partner (or any successor to such Partner’s Unit) is then entitled to receive a distribution. If the aggregate of such payments to a Partner for any period exceeds the distributions that such Partner would have received for such period but for such withholding, the Partnership shall notify such Partner as to the amount of such excess and such Partner shall promptly contribute to the Partnership, and shall indemnify the Partnership for, such amount.

(f)  In-Kind Distributions. Partnership Assets may be distributed to both the General Partner and the Limited Partners in lieu of cash in connection with the liquidation of the Partnership. Partnership Assets distributed in kind pursuant to this Section 4.07(f) shall be subject to such conditions and restrictions as the General Partner determines are legally required. Such restrictions shall apply equally to the Partnership Assets distributed to all Partners. In event that a Partnership Asset is non-dividable, any Partner, with the prior approval of the General Partner, may elect to pay the Partnership cash or cash equivalents to acquire such Partnership Asset (such Partner is referred to herein as the “Acquiring Partner”). The amount of such payment shall equal to the difference of the fair market value (determined by the General Partner in its sole discretion but shall be no less than the cost-based value of such Partnership Asset) of such Partnership Asset and the value of the Acquiring Partner’s pro rata share of such Partnership Asset. The Acquiring Partner may use cash distributions due to such Acquiring Partner from other Partnership Assets to offset the foregoing payment. If more than one Partner desire to purchase a same Partnership Asset pursuant to this Section 4.07(f), the General Partner shall, in its sole discretion, shall select which Partner to be the Acquiring Partner in accordance with the following order of preference: first, any General Partner; second, the Limited Partner holding the most Common Units; and third, any of the relevant Limited Partners.

Section 4.08 Valuation of Partnership Assets.

(a)  The Partnership shall value Portfolio Investments at their fair value in accordance with GAAP.

(b)  Substantially all Portfolio Investments will have no readily determinable market price. The Partnership will value each Portfolio Investment without a readily available market quotation at fair value as determined in good faith by the General Partner. Inputs from independent third parties who are licensed to appraise property value may be used at the sole discretion of the General Partner.

(c)  Any Portfolio Investment that has permanently declined in value, as determined by the General Partner, shall be written down to its fair value, as of the date of the determination.

(d)  Following the determination of the fair value of each Portfolio Investment, the net asset value of the Partnership (the “Net Asset Value”) will be calculated in good faith by the Partnership at the end of each Second and Fourth Fiscal Quarter, or more frequently as determined by the General Partner. In determining the value of the Unit of any Partner, or in any accounting among the Partners or of any of them, no value shall be placed on the goodwill, going concern value, name, records, files, statistical data, or similar assets of the Partnership.

(e)  All good faith determinations by the General Partner of the fair value of any Portfolio Investment shall be, absent manifest error, final and binding for all purposes of this Agreement on the parties to this Agreement, their successors and assigns, and each Person that holds a direct or indirect beneficial interest in any of the foregoing.

Section 4.09 Liabilities; Reserves. Liabilities shall be determined in accordance with GAAP, applied on a consistent basis; provided, that the General Partner in its discretion may provide reserves for estimated accrued expenses, liabilities, and contingencies (including amounts determined by the General Partner to pay Management Fees as they accrue on the Capital Accounts of any Limited Partner). Such reserves shall be charged and accrued against the net Partnership Assets, in proportion to the respective Capital Account balances of each Partner, in any amounts that the General Partner deems necessary or prudent.

Section 4.10 Determination by the General Partner of Certain Matters. All matters concerning the valuation of Portfolio Investments and other Partnership Assets and accounting procedures not expressly provided for by the terms of this Agreement shall be determined by the General Partner, or its designee, in its sole discretion.

ARTICLE V
ADMISSIONS

Section 5.01 Admissions. A Person shall be admitted as a Limited Partner and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Units and becomes the Record Holder of such Units in accordance with the provisions of Section 4.01. A Person may become a Record Holder without the consent or approval of any of the Limited Partners. A Person may not become a Limited Partner without acquiring any Units.

Section 5.02 Certificates.

(a)  Upon the Partnership’s issuance of Common Units to any Person, the Partnership may issue one or more Certificates in the name of such Person evidencing the number of such Common Units being so issued. In addition, upon the request of any Person owning any other Partnership Securities other than Common Units, the Partnership may issue to such Person one or more Certificates evidencing such other Partnership Securities. Certificates shall be executed on behalf of the Partnership by the General Partner or any Officer. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that, notwithstanding any provision to the contrary in this Section 5.02(a) or elsewhere in this Agreement, the Units may be certificated or uncertificated as provided in the Act; provided, further, that if the General Partner elects to issue Common Units in global form, the Certificates shall be valid upon receipt of a Certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership. Any or all of the signatures required on a Certificate may be by facsimile. If any Officer or Transfer Agent who shall have signed or whose facsimile signature shall have been placed upon any such Certificate shall have ceased to be such Officer or Transfer Agent before such Certificate is issued by the Partnership, such Certificate may nevertheless be issued by the Partnership with the same effect as if such Person were such Officer or Transfer Agent at the date of issue. Certificates shall be consecutively numbered and shall be entered on the books and records of the Transfer Agent as they are issued and shall exhibit the holder’s name and number and type of Partnership Securities represented thereby.

(b)  If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate Officers on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate, or shall deliver other evidence of the issuance of uncertificated Partnership Securities, evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

(c)  The appropriate Officers on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign a new Certificate, or shall deliver other evidence of the issuance of uncertificated Partnership Securities, in place of any Certificate previously issued if the Record Holder of the Certificate:

(i)  makes proof by affidavit, in form and substance satisfactory to the Partnership, that a previously issued Certificate has been lost, destroyed, or stolen;

(ii)  requests the issuance of a new Certificate, or other evidence of the issuance of uncertificated Partnership Securities, before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)  if requested by the Partnership, delivers to the Partnership a bond, in form and substance satisfactory to the Partnership, with surety or sureties and with fixed or open penalty as the Partnership may direct to indemnify the Partnership and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv)  satisfies any other reasonable requirements imposed by the Partnership.

(d)  If a Limited Partner fails to notify the Partnership within a reasonable time it has notice of the loss, destruction, or theft of a Certificate, and a transfer of the Units represented by the Certificate is registered before the Partnership or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership or the Transfer Agent for such transfer or for a new Certificate or other evidence of the issuance of uncertificated Partnership Securities.

(e)  As a condition to the issuance of any new Certificate, or other evidence of the issuance of uncertificated Partnership Securities, under this Section 5.02, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 5.03 Record Holders. The Partnership shall be entitled to recognize the Record Holder as the owner of a Unit and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Unit on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Units are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company, clearing corporation, or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Interest.

Section 5.04 Transfer of the General Partner. The General Partner may, at any time, assign all or a portion of its Partnership Interest to any Affiliate and, in the General Partner’s sole discretion, admit the Affiliate as an additional or substitute General Partner (and/or a Limited Partner in the case of any Unit owned by the General Partner). The consent of the Limited Partners to the admission of any Affiliate as an additional or substitute General Partner (and/or a Limited Partner in the case of any Unit owned by the General Partner) shall not be required. In addition, without the consent of the Limited Partners, the General Partner may, at the General Partner’s expense, be reconstituted as or converted into a corporation, partnership, or other form of entity (any such reconstituted or converted entity being deemed to be the General Partner for all purposes hereof) by merger, consolidation, conversion, or otherwise, or Transfer its Partnership Interest (in whole or in part) to one of its Affiliates so long as (i) such reconstitution, conversion, or Transfer does not have material adverse tax or legal consequences for the Limited Partners; (ii) such other entity is under common control with the General Partner; and (iii) such other entity shall have assumed in writing the obligations of the General Partner under this Agreement and any other related agreements of the General Partner. Additionally, the General Partner may, at any time and without the consent of the Limited Partners, pledge its economic (but not management) interest in the Partnership to secure a borrowing pledge related to the activities or operations of the Partnership.

Section 5.05 Transfer of Units.

(a)  The Partnership shall keep or cause to be kept on behalf of the Partnership a register that, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 5.05(b), will provide for the registration and transfer of Units. The Partnership is authorized to appoint a Transfer Agent as registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Units unless such transfers are effected in the manner described in this Section 5.05. Upon surrender of a Certificate for registration of transfer of any Interests evidenced by a Certificate, and subject to the provisions of Section 5.05(b), the appropriate Officers of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the Record Holder’s instructions, one or more new Certificates, or shall deliver other evidence of the issuance of uncertificated Partnership Securities, evidencing the same aggregate number and type of Units as were evidenced by the Certificate so surrendered.

(b)  The Partnership shall not recognize any transfer of Units until the Certificates evidencing such Units are surrendered for registration of transfer or such other documentation as may be required to transfer uncertificated Units is delivered. No charge shall be imposed by the Partnership for such transfer; provided, however, that as a condition to the issuance of any new Certificate, or other evidence of the issuance of uncertificated Interests, under this Section 5.05(b), the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c)  By acceptance of the transfer of any Units in accordance with this Section 5.05, each transferee of any Units (including any nominee holder or an agent or representative acquiring such Units for the account of another Person) (“Transferee”) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Units so transferred to such Person when any such transfer or admission is reflected in the books and records of the Partnership, with or without execution of this Agreement, (ii) shall be deemed to agree to be bound by the terms of, and shall be deemed to have executed and delivered, this Agreement, (iii) shall become the Record Holder of the Units so transferred, (iv) represents that the Transferee has the capacity, power, and authority to enter into this Agreement, (v) grants powers of attorney to the Officers of the Partnership and any Liquidator of the Partnership as set forth in this Agreement, and (vi) makes the consents and waivers contained in this Agreement. The transfer of any Units and the admission of any new Partner shall not constitute an amendment to this Agreement.

(d)  Subject to (i) the foregoing provisions of this Section 5.05, (ii) Section 5.03, (iii) with respect to any series of Units, the provisions of any statement of designations establishing such series, (iv) any contractual provision binding on any Partner and (v) provisions of applicable law including the Securities Act, Units shall be freely transferable to any Person.

Section 5.06 Death, Disability etc., of Limited Partners. The withdrawal, death, disability, incapacity, incompetency, termination, Bankruptcy, insolvency, or dissolution of a Limited Partner shall not in and of itself dissolve the Partnership.

ARTICLE VI
TERMINATION AND DISSOLUTION OF THE COMPANY

Section 6.01 Termination. The existence of the Partnership commenced on the Certificate Filing Date and shall continue until the Partnership is dissolved and subsequently terminated, which dissolution shall occur upon the first of any of the following events (each an “Event of Dissolution”):

(a)  an election to dissolve the Partnership by the General Partner that is approved by a Unit Majority;

(b)  the sale, exchange, or other disposition of all or substantially all of the Partnership Assets;

(c)  the Partnership ceasing to have any Limited Partners, unless a Person is admitted as a Limited Partner to the Partnership and the Partnership is continued without dissolution in accordance with the Act;

(d)  the Partnership has a negative Audited Book Value; or

(e)  the entry of a decree of judicial dissolution of the Partnership pursuant Section 17-802 of the Act.

Section 6.02 Winding Up and Final Distribution.

(a)  Upon the occurrence of an Event of Dissolution, the Partnership shall be wound up and liquidated. The General Partner or, if there is no General Partner, an entity controlled by the managing member of UCF Asset LLC or, if there is no such entity, a liquidator appointed by a Unit Majority, shall proceed with the winding up of the affairs of the Partnership and shall make distributions out of Partnership Assets in the following manner and order:

(i)  To satisfy all creditors of the Partnership as required by the Act (including the payment of expenses of the winding up, liquidation, and the dissolution of the Partnership) including Partners who are creditors of the Partnership, to the extent otherwise permitted by law, either by the payment thereof or the making of reasonable provision therefor (including the establishment of reserves, in amounts established by the General Partner, an entity controlled by the managing member of UCF Asset LLC or such liquidator); and

(ii)  The remaining proceeds, if any, plus any remaining Partnership Assets, shall be distributed to the Partners in accordance with Section 4.07(c). Distributions pursuant to this Section 6.02(a)(ii) shall be made by the end of the Fiscal Year during which the liquidation occurs (or, if later, within ninety (90) days after the date of such liquidation).

(b)  Notwithstanding the provisions of Section 4.05(b), if, after giving effect to all allocations of Net Profits and Net Losses under Section 4.05(b) for all periods (including the Fiscal Year during which the liquidation of the Partnership occurs), any Partner’s Capital Account is not equal to the amount to be distributed to such Partner pursuant to Section 6.02(a)(ii), the Net Profits or Net Losses for the Fiscal Year in which the Partnership is liquidated are to be allocated among the Partners in such a manner as to cause, to the nearest extent possible, each Partner’s Capital Account to be equal to the amount to be distributed to such Partner pursuant to Section 6.02(a)(ii).

Section 6.03 Events Affecting a Member of the General Partner. The death, temporary incapacity, Permanent Incapacity, Insanity, Incompetency, Bankruptcy, expulsion, retirement, withdrawal, or removal of any of the members of the General Partner, or the admission of additional members to the General Partner, shall not dissolve the Partnership.

Section 6.04 No Restoration Obligation. No Partner shall have an obligation to restore a negative balance in its Capital Account.

Section 6.05 General Partner Clawback. If, following an Event of Dissolution, winding up and termination of the Partnership and the distribution of all or substantially all of the Partnership Assets, the General Partner has received aggregate distributions pursuant to Section 4.07(c)(iii) and Section 4.07(d) which are in excess of the amount that would have otherwise been distributable to the General Partner pursuant to such sections, determined on an aggregate basis taking into account all Partnership transactions, then the General Partner shall be obligated to return promptly to the Partnership such excess amount by means of a payment made directly to the Partnership by or on behalf of the General Partner; provided, that the amount payable by the General Partner to the Partnership pursuant to this Section 6.05 shall in no event exceed the cumulative distributions received by the General Partner pursuant to Section 4.07(c)(iii) and Section 4.07(d) less any applicable income taxes with respect to the Carried Interest (determined at the Assumed Income Tax Rate) (any such amount, the “Clawback Amount”). The payment of such amount to the Partnership shall constitute full satisfaction by the General Partner of its obligations under this Section 6.05 in respect of such Clawback Amount.

ARTICLE VII
REPORTS; TAX MATTERS; CONFIDENTIALITY; MEETINGS

Section 7.01 Independent Auditors. The books and records of the Partnership will be audited by an independent accounting firm with relevant credentials and expertise selected by the General Partner as of the end of each Fiscal Year of the Partnership.

Section 7.02 Reports to Current Partners.

(a)  As soon as reasonably possible after the end of each Fiscal Year, the Partnership shall prepare and transmit to each Partner an audited financial report, which shall set forth as of the end of that Fiscal Year:

(i)  a balance sheet of the Partnership; and

(ii)  an income statement of the Partnership.

(b)  Each Limited Partner will receive unaudited statements of the Partnership’s Net Asset Value at least semi-annually. Upon inquiry, Limited Partners may be given access to additional or more frequent information, at the discretion of the General Partner. Additional information made available to any Limited Partner will be made available to each other Limited Partner making a similar request; provided, however, no information that is confidential or proprietary as to a Limited Partner shall be made available to any other Limited Partner. Specifically, the General Partner may keep confidential from any Limited Partner any information the disclosure of which the General Partner in good faith believes could be harmful to the business of the Partnership or is otherwise not in the best interests of the Partnership, or that the Partnership is required by law or agreement with a third party to keep confidential. Notwithstanding anything to the contrary in this Agreement or in the Act, Limited Partners will not be entitled to inspect or receive copies of the following: (i) internal memoranda of the General Partner and/or its Affiliates, whether relating to Partnership matters or any other matters; (ii) correspondence and memoranda of advice from attorneys or accountants for the Partnership, the General Partner, and their respective Affiliates; (iii) trade secrets of the Partnership, the General Partner, and their respective Affiliates, (iv) information relating to any other Limited Partner, and (v) financial statements of the Partners, or similar materials, documents, and correspondence.

(c)  The Limited Partners hereby acknowledge that pursuant to Section 17-305(f) of the Act, the rights of a Limited Partner to obtain information from the Partnership shall be limited to only those rights provided for in this Agreement, and that any other rights provided under Section 17-305(a) of the Act shall not be available to the Limited Partners or applicable to the Partnership. Notwithstanding anything in this Agreement to the contrary, including any requirement to deliver audited or unaudited financial statements or to allow the inspection of the Partnership’s books, any information provided or disclosed to a Limited Partner may be adjusted, at the General Partner’s discretion, such that the actual names and other identifying data that relate to the Partnership’s current, past, or prospective Portfolio Investments need not be disclosed to the Limited Partners.

Section 7.03 Tax Matters.

(a)  Tax Matters Partner and Partnership Representative.

(i)  The General Partner is hereby designated as the Tax Matters Partner. The Tax Matters Partner is authorized and required to represent the Partnership in connection with all tax audits, examinations and investigations of the affairs of the Partnership by any federal, state or local tax authorities, including any resulting administrative and judicial proceedings, and to expend funds of the Partnership for professional services and costs associated therewith.

(ii)  As of the effective date of the Bipartisan Budget Act, the General Partner is designated as the Partnership Representative, who shall have sole authority to act on behalf of the Partnership with respect to any audit, controversy, refund action, or other matter (subject to the provisions of the Bipartisan Budget Act). The General Partner, in its capacity as the Partnership Representative, shall have the authority to take all action and make all decisions and elections required or permitted by the Bipartisan Budget Act.

(iii)  All expenses incurred in connection with any tax audit, examination, or investigation of the Partnership shall be borne by the Partnership. The General Partner, in its capacity as the Tax Matters Partner or the Partnership Representative, as applicable, shall keep all Partners reasonably informed of the progress of any such examination, audit or other proceeding. Each Partner agrees to cooperate with the Tax Matters Partner or the Partnership Representative, as applicable, and to do or refrain from doing any and all things reasonably required by the Tax Matters Partner or the Partnership Representative, as applicable, in connection with the conduct of such proceedings.

(b)  Tax Returns; Information Returns to Partners. The Partnership shall prepare and timely file, or cause the accountants of the Partnership to prepare and timely file, all federal, state, and local income tax returns or other returns or statements required by applicable law. The Partnership shall, to the extent permitted by applicable law, elect or otherwise take such tax positions as the General Partner determines. The Limited Partners shall not take any position on their individual tax returns inconsistent with the reporting of tax items on the Partnership’s tax return. The Partnership shall use commercially reasonable efforts to provide (or cause to be provided) to each Partner and, to the extent necessary, to each former Partner (or its legal representatives), by April 15th of the calendar year immediately following the end of each Fiscal Year, or as soon as practicable thereafter, Internal Revenue Service Schedule K-1 with respect to such Fiscal Year (or substantially similar report setting forth in sufficient detail information which shall enable such Partner or former Partner (or its legal representatives) to prepare its federal income tax returns).

(c)  Partnership Status for Income Tax Purposes. The Partners intend that the Partnership shall be treated as a partnership for federal, state, and local income tax purposes, and the Partnership shall not elect, and the General Partner shall not permit the Partnership to elect, to be treated as an association taxable as a corporation for federal, state, or local income tax purposes under Regulations Section 301.7701-3 or under any corresponding provision of state or local law. Each Partner and the Partnership shall file all tax returns consistent with such treatment. Notwithstanding the foregoing restriction in Section 7.03(c), the General Partner may cause the Partnership to be converted into a corporation pursuant to Section 7.04.

(d)  FATCA. Each Limited Partner agrees to provide the Partnership at the time or times prescribed by applicable law and at such time or times reasonably requested by the Partnership such information and documentation prescribed by applicable law and such additional documentation reasonably requested by the Partnership as may be necessary for the Partnership to comply with its obligations (if any) under Sections 1471 through 1474 of the Code (or any amended or successor provisions) and any current or future Regulations or official interpretations thereof (collectively, “FATCA”). Each Limited Partner acknowledges that if such Limited Partner fails to timely provide such information and other documentation, the Partnership may be required to deduct or withhold tax under FATCA with respect to amounts to which such Limited Partner would otherwise be entitled to receive, and the Partnership would not be obligated to pay additional amounts to such Limited Partner as a result of the deduction or withholding of such tax.

(e)  Tax Indemnification. Notwithstanding anything to the contrary herein, if the Partnership becomes subject to any tax as a result of any adjustment to taxable income, gain, loss, deduction or credit for any taxable year of the Partnership (pursuant to a tax audit or otherwise), each Limited Partner (and each former Limited Partner) shall indemnify the Partnership and the General Partner against any such taxes (including any interest and penalties) to the extent such tax (or portion thereof) is properly attributable to such Limited Partner (or former Limited Partner). In such event, the General Partner, at its option, may (i) require such Limited Partner (or former Limited Partner) to reimburse the Partnership for the amount of such tax (including interest and penalties) properly attributable to such Limited Partner (or former Limited Partner) or (ii) in the case of a Limited Partner that has not completely withdrawn from the Partnership as of the date of the payment by the Partnership of such tax, reduce any subsequent distributions to such Limited Partner by the amount of such tax (including interest and penalties) properly attributable to such Limited Partner. In the event of any claimed over-assessment of tax against a Limited Partner (or former Limited Partner), such Limited Partner (or former Limited Partner) shall be limited to an action against the applicable jurisdiction and not against the Partnership or the General Partner. The General Partner, on behalf of the Partnership, may take any action permitted under applicable law to avoid the assessment of any such taxes against the Partnership (including, without limitation, an election to issue adjusted Schedule K-1s to the Limited Partners (and/or former Limited Partners) which takes such adjustments to taxable income, gain, loss, deduction or credit into account.

Section 7.04 Confidentiality.

(a)  In connection with the organization of the Partnership and its ongoing business, the Limited Partners may receive or have access to confidential information concerning the Partnership, including, without limitation, information relating to portfolio positions, valuations, information regarding potential investments, financial information, and trade secrets (the “Confidential Information”), which is non-public and may be proprietary in nature. No Limited Partner, nor any Affiliate, legal representative, or tax, legal, or other advisor of any Limited Partner, shall disclose or cause to be disclosed any Confidential Information to any Person nor use any Confidential Information for its own purposes or its own account, except (i) to its employees, officers, directors, and advisors, in each case who agree to keep such information confidential, in connection with monitoring its investment in the Partnership and (ii) as otherwise required by any regulatory authority, law or regulation, or by legal process. Without limitation of the foregoing, each Limited Partner acknowledges that notices and reports to Limited Partners hereunder may contain material non-public information concerning, among other things, the Partnership Assets and the Partnership’s investment strategy in relation thereto and agrees not to use such information other than in connection with monitoring its investment in the Partnership and each Limited Partner, personally and on behalf of its Affiliates, legal representatives, and tax, legal and other investment managers agrees in that regard not to trade in securities on the basis of any such information.

(b)  To the extent that the General Partner determines in good faith that there is a reasonable likelihood that as a result of the Freedom of Information Act, 5 U.S.C. § 552, (“FOIA”), any U.S. state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement, a Limited Partner or any of its Affiliates may be required to disclose information relating to the Partnership, its Affiliates, and/or any Partnership Assets, such Limited Partner hereby agrees to use commercially reasonable efforts to notify the General Partner promptly in writing of any such potential disclosure and to take commercially reasonable steps to oppose and present the requested disclosure unless (i) a court order to disclose such information has been issued by a court of competent jurisdiction or such Limited Partner is advised by counsel (which, in the case of a Limited Partner that is an institutional investor, may be staff counsel regularly employed by such institutional investor) that there exists no reasonable basis on which to oppose such disclosure or (ii) such disclosure relates solely to fund-level, aggregate performance information (i.e., aggregate cash flows, the name of the Partnership, the year of formation of the Partnership, such Limited Partner’s own Capital Contribution, the date the investment was made by such Limited Partner, the amount of such Limited Partner’s cash drawn by the Partnership, the amount of cash returned to such Limited Partner by the Partnership, the market value of such Limited Partner’s investment in the Partnership, the Management Fees paid by such Limited Partner, and the net internal rate of return and the resulting investment multiple of such Limited Partner’s investment in the Partnership) and does not include (A) any information relating to individual Partnership Assets, (B) copies of this Agreement and related documents, or (C) any other information not referred to in clause (ii) above, or any other information which the General Partner determines in good faith is confidential, proprietary, or should not be disclosed absent compulsion of legal process.

(c)  In order to preserve the confidentiality, and to prevent the disclosure by a Limited Partner, which disclosure the General Partner determines in good faith is reasonably likely to occur, of certain information disseminated by the General Partner or the Partnership under this Agreement that such Limited Partner is entitled to receive pursuant to the provisions of this Agreement, including, but not limited to, annual, and other reports (other than Internal Revenue Service Schedule K-1s) and information provided at the Partnership’s informational meetings, the General Partner may (i) provide any of the foregoing information to such Limited Partner by means of access on the Partnership’s website in password protected, non-downloadable, non-printable format, (ii) require such Limited Partner to return any copies of any of the foregoing information provided to it by the General Partner or the Partnership to the extent that such Limited Partner is permitted to do so under applicable law, (iii) provide to such Limited Partner access to any of the foregoing information only at the Partnership’s (or its counsel’s) office, or (iv) withhold all or any part of the foregoing information otherwise to be provided to such Limited Partner (other than the Internal Revenue Service Schedule K-1s); provided, that the General Partner shall not withhold any information pursuant to this clause (iv) if a Limited Partner confirms in writing to the General Partner that compliance with the procedures provided for in clauses (i), (ii), or (iii) above or other means mutually agreeable to the General Partner and the relevant Limited Partner would be legally sufficient to prevent such potential disclosure.

(d)  Any obligation of a Limited Partner pursuant to this Section 7.04 may be waived by the General Partner in its sole discretion.

Section 7.05 Partner Meetings; Action by Written Consent.

(a)  All acts of Limited Partners to be taken hereunder shall be taken in the manner provided in this Section 7.05 through Section 7.14. An annual meeting of Partners for the transaction of such business as may properly come before the meeting may be held on such day and at such time and place as the General Partner shall specify.

(b)  If authorized by the General Partner, and subject to such guidelines and procedures as the General Partner may adopt, Limited Partners and proxyholders not physically present at a meeting of the Partners may by means of remote communication participate in such meeting, and be deemed present in person and vote at such meeting; provided, that the Partnership shall implement reasonable measures to verify that each Person deemed present and permitted to vote at the meeting by means of remote communication is a Limited Partner or proxyholder, to provide such Limited Partners or proxyholders a reasonable opportunity to participate in the meeting and to record the votes or other action made by such Limited Partners or proxyholders.

(c)  A failure to hold an annual meeting of Partners at the designated time shall not affect otherwise valid acts of the Partnership or work a forfeiture or dissolution of the Partnership. If an annual meeting is not held on the date designated therefor, the General Partner shall cause the meeting to be held as soon as is convenient. Nothing in this Section 7.05 shall prevent the Limited Partners holding at least the number of outstanding Units as would otherwise be necessary to take any such action at a special meeting from taking any action by means of a consent in writing or by electronic transmission.

(d)  Special meetings of the Partners may be called only by the General Partner or a Unit Majority.

Section 7.06 Notice of Meetings of Limited Partners.

(a)  Notice, stating the place, day, and hour of any annual meeting or special meeting of the Partners, as determined by the General Partner, and (i) in the case of a special meeting of the Partners, the purpose or purposes for which the meeting is called, as determined by the General Partner or (ii) in the case of an annual meeting, those matters that the General Partner, at the time of giving the notice, intends to present for action by the Partners, shall be delivered by the Partnership not less than ten (10) calendar days nor more than sixty (60) calendar days before the date of the meeting, in a manner and otherwise in accordance with Section 9.06 to each Record Holder who is entitled to vote at such meeting. Such further notice shall be given as may be required by Delaware law. Only such business shall be conducted at a meeting of the Partners as shall have been brought before the meeting pursuant to the Partnership’s notice of meeting. Any previously scheduled meeting of the Partners may be postponed, and any special meeting of the Partners may be canceled, by resolution of the General Partner upon public notice given prior to the date previously scheduled for such meeting of the Partners.

(b)  The General Partner shall designate the place of meeting for any annual meeting or for any special meeting of the Partners. If no designation is made, the place of meeting shall be the principal office of the Partnership.

Section 7.07 Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners, the General Partner may set a Record Date, which shall not be less than ten (10) nor more than ninety (90) days before the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline, or requirement of any National Securities Exchange on which the Common Units are listed for trading, in which case the rule, regulation, guideline, or requirement of such exchange shall govern). If no Record Date is fixed by the General Partner, the Record Date for determining Limited Partners entitled to notice of or to vote at a meeting of Limited Partners shall be at the close of business on the day next preceding the day on which notice is given. A determination of Limited Partners of record entitled to notice of or to vote at a meeting of Limited Partners shall apply to any adjournment or postponement of the meeting; provided, however, that the General Partner may fix a new Record Date for the adjourned or postponed meeting.

Section 7.08 Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than thirty (30) days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this ARTICLE VII.

Section 7.09 Waiver of Notice; Approval of Meeting. Whenever notice to the Limited Partners is required to be given under this Agreement, a written waiver, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a Person at any such meeting of the Limited Partners shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Partners need be specified in any written waiver of notice unless so required by resolution of the General Partner. All waivers and approvals shall be filed with the Partnership records or made part of the minutes of the meeting.

Section 7.10 Quorum; Required Vote for Limited Partner Action.

(a)  At any meeting of the Limited Partners, the holders of a Unit Majority for which a meeting has been called represented in person or by proxy shall constitute a quorum of such class or series or classes or series unless any such action by the Limited Partners requires approval by holders of a greater percentage of the outstanding Common Units, in which case the quorum shall be such greater percentage. Except as provided by Section 7.12, the submission of matters to Limited Partners for approval shall occur only at a meeting of the Partners duly called and held in accordance with this Agreement at which a quorum is present; provided, however, that the Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Interests specified in this Agreement. In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the chairman of the meeting to another place or time.

(b)  Each outstanding Common Unit shall be entitled to one vote per Common Unit on all matters submitted to a vote of the Limited Partners. Limited Partners shall have no voting rights on any matter not explicitly stated in this Agreement to require a vote of the Limited Partners (even if a right to vote would otherwise be provided under the Act).

(c)  All matters submitted to Limited Partners for approval shall be determined by a majority of the votes cast by the holders of the outstanding Common Units of the class or series or classes or series entitled to vote unless a greater percentage is required with respect to such matter under the Act or other applicable law, under the rules of any National Securities Exchange on which the Common Units are listed for trading, or under the provisions of this Agreement, in which case the approval of Limited Partners holding outstanding Common Units entitled to vote that in the aggregate represent at least such greater percentage shall be required.

Section 7.11 Conduct of a Meeting; Limited Partner Lists.

(a)  The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Partners, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of this ARTICLE VII, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes, or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Partners, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes, the submission and examination of proxies and other evidence of the right to vote.

(b)  A complete list of Limited Partners entitled to vote at any meeting of the Partners, arranged in alphabetical order for each class of Units and showing the address of each such Limited Partner and the number of outstanding Common Units registered in the name of such Limited Partner, shall be open to the examination of any Limited Partner, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days before the meeting, at the principal place of business of the Partnership. The Limited Partner list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Limited Partner who is present.

Section 7.12 Action Without a Meeting. Any action permitted or required to be taken at a meeting may be taken by Limited Partners holding at least the number of outstanding Common Units as would otherwise be necessary to take any such action at a meeting at which all Limited Partners entitled to vote were present and voting, by written consent or by electronic transmission.

Section 7.13 Voting and Other Rights.

(a)  Only those Record Holders of Outstanding Shares on the Record Date set pursuant to Section 7.07 shall be entitled to notice of, and to vote at, a meeting of the Partners or to act with respect to matters as to which the holders of the outstanding Common Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the outstanding Common Units shall be deemed to be references to the votes or acts of the Record Holders of such outstanding Common Units.

(b)  With respect to outstanding Common Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such outstanding Common Units registered, such other Person shall, in exercising the voting rights in respect of such outstanding Common Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such outstanding Common Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 7.13(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 5.03.

Section 7.14 Proxies and Voting.

(a)  At any meeting of the Partners, every holder of a Common Unit may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile, telecommunication or other reliable reproduction of the writing or transmission created pursuant to this Section 7.14(a) may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile, telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(b)  The Partnership may, and to the extent required by law, shall, in advance of any meeting of the Partners, appoint one or more inspectors to act at the meeting and make a written report thereof. The Partnership may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of the Partners, the Person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by a duly appointed inspector or inspectors.

(c)  With respect to the use of proxies at any meeting of Limited Partners, the Partnership shall be governed by paragraphs (b), (c), (d) and (e) of Section 212 of the DGCL and other applicable provisions of the DGCL (but not Section 160(c) thereof), as though the Partnership were a Delaware corporation.

ARTICLE VIII
MANAGEMENT FEE; EXPENSES

Section 8.01 Management Fee. The Partnership will pay to the General Partner each Fiscal Quarter with respect to each Fiscal Year an amount equal to the sum of the following (the “Management Fee”): (i) one quarter of an annual management fee of two percent (2.00%) of the Audited Book Value available for such Fiscal Quarter; provided, however, that promptly after a final determination of a new Audited Book Value (the “Adjusted Book Value” and the date on which such Adjusted Book Value was determined is referred to herein as the “Adjusted Book Value Date”), which shall be conducted no later than the date on which the Partnership’s financial statements with respect to the current Fiscal Year must be publicly filed pursuant to the rules and regulations of the Commission, the Partnership will pay the General Partner or the General Partner will credit the Partnership, as the case may be, an amount, if any, representing any adjustment necessary to reflect the actual amount of aggregate Management Fees that would have been paid to the General Partner in the current Fiscal Year with respect to the Fiscal Quarter(s) occurring prior to the Adjusted Book Value Date had such Management Fees been calculated using the Adjusted Book Value, and (ii) one-half percent (0.50%) of any Capital Contributions actually received by the Partnership between the beginning of the current Fiscal Year and the beginning of the current Fiscal Quarter, and the fee payable to the General Partner pursuant to this clause (ii) shall continue until the end of the current Fiscal Year. For the avoidance of doubt, the Management Fee payable to the General Partner pursuant to the foregoing clauses (i) and (ii) shall apply to each Fiscal Year during the Term. The Management Fee will be paid quarterly in advance on the first Business Day of each Fiscal Quarter. The Management Fee will not be pro rated for any period less than a Fiscal Quarter.

Section 8.02 Expenses.

(a)  The Partnership shall bear and be charged with the costs and expenses of the Partnership (and shall promptly reimburse the General Partner or its Affiliates, as the case may be, to the extent that any of such costs and expenses are paid by such entities and not otherwise reimbursed by a third party or otherwise payable by the General Partner as agreed to in writing by the General Partner) (the “Partnership Expenses”), including, but not limited to, the following:

(i)  Organizational Expenses;

(ii)  expenses associated with the offering of the Units and other Partnership Securities;

(iii)  expenses associated with converting the Partnership into a public entity and the Common Units into publicly-traded securities;

(iv)  fees, costs, and expenses for outside tax advisors, accountants, administrators, attorneys, auditors, and other professionals and fees, costs, and expenses payable under investment advisory, servicing, or information services agreements;

(v)  expenses associated with the preparation of the Partnership’s financial statements, tax returns, and each Limited Partner’s Internal Revenue Service Schedule K-1 or other equivalent report;

(vi)  all operating expenses and out-of-pocket costs and expenses, if any, incurred in identifying, evaluating, developing, negotiating, structuring, acquiring, monitoring, holding, and disposing of Portfolio Investments (whether or not the Portfolio Investments are consummated), including, without limitation, the Management Fee, any financing, legal, accounting, advisory, consulting, research and brokerage services, travel expenses (including lodging and meal expenses), and transaction fees to third parties (including certain Limited Partners and/or Affiliates of the General Partner) in connection therewith (to the extent not subject to any reimbursement of such costs and expenses by third parties or capitalized as part of the acquisition price of the transaction), in each case, whether performed by the internal staff of the General Partner, the Partnership, and/or their respective Affiliates;

(vii)  the management, operation, development, improvement, financing, and disposition of the Portfolio Investments (to the extent not otherwise paid by a third party) or other Partnership Assets;

(viii)  the fees and reasonable costs of any independent valuation consultant engaged in connection with the valuation of Portfolio Investments or other Partnership Assets or liabilities;

(ix)  brokerage commissions, custodial expenses, other bank service fees, and other investment costs, fees, and expenses actually incurred in connection with making, holding, settling, monitoring, or disposing of actual Portfolio Investments or other Partnership Assets;

(x)  interest on and fees and expenses arising out of all borrowings made by the Partnership, including, but not limited to, the arranging thereof;

(xi)  all fees and expenses associated with the Partnership’s investment in one or more pooled investment vehicles, including, but not limited to, the management fees and/or performance allocations/ fees charged by such pooled investment vehicles;

(xii)  the costs of any litigation, directors’ and officers’ liability, errors and omissions or other insurance, and indemnification or extraordinary expense or liability relating to the affairs of the Partnership;

(xiii)  expenses of winding up and liquidating the Partnership;

(xiv)  meeting expenses for any meetings of the Limited Partners;

(xv)  expenses of any Audit Committee or other committee meetings and reimbursement of reasonable out-of-pocket costs for members of any such committee and the General Partner to attend such meetings;

(xvi)  any entity-level taxes, fees, or other governmental charges levied against the Partnership and all expenses incurred in connection with any tax audit, investigation, settlement, or review of the Partnership; and

(xvii)  fees, costs, and expenses incurred by the General Partner or members of the General Partner in connection with the liquidation of the Partnership’s assets pursuant to ARTICLE VI, including legal and accounting fees and expenses.

(b)  All Partnership Expenses shall be (i) expenses that are incurred in the ordinary course of business, (ii) allocated to the Partnership in a manner that is fair and equitable, and (iii) reasonable, necessary, and have a valid business purpose.

(c)  Expenses associated with items such as equipment, utilities, and personnel that are related solely to the General Partner will be borne by the General Partner.

ARTICLE IX
MISCELLANEOUS

Section 9.01 Waiver of Partition/Action for Accounting. Except as may be otherwise required by law, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for partition or for an accounting or for similar action of any of the Partnership Assets.

Section 9.02 General; Counterparts. This Agreement (a) shall be binding on the executors, administrators, estates, heirs, and legal successors and representatives of the Partners, (b) may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and (c) may be executed by facsimile signature(s) or signature(s) delivered by other electronic means.

Section 9.03 Amendments to the Agreement.

(a)  The terms and provisions of this Agreement may be modified or amended at any time and from time to time with the consent of a Unit Majority (which consent may be obtained as provided for in Section 9.04(c)) and the General Partner; provided, however, that the General Partner may, without consent of a Unit Majority, in the General Partner’s sole discretion, amend this Agreement (i) in any manner that does not materially adversely affect the Limited Partners, individually or collectively, (ii) to effect any changes required by any governmental and/or regulatory body or agency, or (iii) to comply with any applicable laws or regulations; provided, further, that there shall be no amendment to this Agreement that (i) would materially reduce the rights, or increase the obligations, of a Partner under this Agreement unless the amendment (A) is consented to by such Partner or (B) by its terms applies to all Partners; or (ii) imposes personal liability upon a Partner for any debts or obligations of the Partnership unless, in each case, the amendment is consented to by such Partner.

(b)  Each Limited Partner is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Partnership without its consent. If an amendment of the Certificate of Limited Partnership or this Agreement or any action by or with respect to the Partnership is taken by the General Partner in the manner contemplated by this Agreement, each Limited Partner agrees that, notwithstanding any objection which such Limited Partner may assert with respect to such action, the General Partner may exercise its authority granted herein in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted.

(c)  Consent by Silence. For purposes of obtaining any consent as to any matter proposed by the General Partner, the General Partner may, in the notice seeking consent of Limited Partners, require a response within a specified period (which will not be less than fifteen (15) days) and failure to respond within that period will constitute a vote and consent to approve the proposed action. Except as otherwise expressly provided in the proposal for such action, any such action will be effective immediately after the required signatures have been obtained or, if applicable, the expiration of the period within which responses were required, if such requirement was imposed, and there were not votes cast against such action in the amount necessary to prevent such action from becoming effective.

Section 9.04 Governing Law. Notwithstanding the locations where this Agreement may be executed by any of the parties, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware and, without limitation thereof, that the Act as now adopted or as may be hereafter amended shall govern the Partnership aspects of this Agreement.

Section 9.05 [RESERVED]

Section 9.06 Notices. Each notice or report relating to this Agreement shall be in writing and delivered (a) in person, by registered or certified mail, or by private courier or (b) by electronic mail, unless a Limited Partner has elected not to receive notices, reports, or other information by electronic mail and has provided written notice to the Partnership to that effect. All notices to the Partnership shall be addressed to its office and principal place of business. All notices addressed to the Partner or such Principal shall be addressed to such Partner or Principal, as applicable, at the address set forth in the records of the Partnership. Any Partner may designate a new address by written notice to that effect given to the Partnership. Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given when transmitted by electronic mail, facsimile, mailed by registered or certified mail, or sent by courier to the proper address or delivered in person. Any notice to a Limited Partner by electronic mail shall be deemed to have been effectively given when delivery is confirmed by electronic receipt or another method.

Section 9.07 Power of Attorney. By signing this Agreement, each Limited Partner irrevocably designates and appoints the General Partner its true and lawful attorney, in its name, place and stead to make, execute, sign, and file any agreements, instruments, documents, or certificates that (i) may from time to time be required of the Partnership by the laws of the United States of America, the State of Delaware, the State of Georgia, or any other state or other jurisdiction. In no event shall the General Partner be deemed to have the authority under this Section 9.07 to take any action that would result in any Limited Partner losing the limitation on liability afforded by Section 2.08. The power of attorney granted pursuant to this Section 9.07 is coupled with an interest, shall extend to each Limited Partner’s successors, assigns, and legal representatives and shall not be revoked by the Bankruptcy, Incompetency, death, disability, dissolution, termination, or other event of legal incapacity of the granting Limited Partner. If specifically requested by a Limited Partner, the General Partner may vote any Unit owned by such Limited Partner in the General Partner’s discretion.

Section 9.08 Anti-Money Laundering Compliance.

(a)  Each Limited Partner hereby acknowledges that the Partnership seeks to comply with all applicable laws concerning money laundering, terrorist financing, and similar activities. In furtherance of such efforts, such Limited Partner hereby represents and agrees that, to the best of such Limited Partner’s knowledge based upon appropriate diligence and investigation: (i) none of the cash or property that is paid or contributed to the Partnership by such Limited Partner shall be derived from, or related to, any activity that is deemed criminal under U.S. law; and (ii) no contribution or payment to the Partnership by such Limited Partner shall (to the extent that such matters are within such Limited Partner’s control) cause the Partnership or the General Partner to be in violation of the U.S. Bank Secrecy Act, the U.S. Money Laundering Control Act of 1986 or the U.S. International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. Each Limited Partner shall promptly notify the General Partner if any of the foregoing shall cease to be true and accurate with respect to such Limited Partner.

(b)  Each Limited Partner hereby agrees to provide to the General Partner any additional information regarding such Limited Partner deemed necessary or convenient by the General Partner to ensure compliance with all applicable laws concerning money laundering and similar illicit activities. Each Limited Partner understands and agrees that the Partnership or the General Partner may release confidential information about such Limited Partner and, if applicable, any underlying beneficial owners, to proper authorities if the General Partner determines that it is in the best interests of the Partnership or its Affiliates in light of relevant rules and regulations under the laws set forth above.

(c)  Each Limited Partner understands and agrees that, if at any time it is discovered that any of the foregoing representations are incorrect, or if otherwise required by applicable law or regulation related to money laundering and similar activities, the General Partner may undertake appropriate actions to ensure compliance with applicable law or regulation, including segregation or withdrawal of such Limited Partner’s investment in the Partnership, cessation of further distributions to such Limited Partner, refusal of future Capital Contributions by such Limited Partner, and other similar acts. In the event that the General Partner takes any of the foregoing acts, each Limited Partner agrees that the General Partner may manage the remaining portion of such Limited Partner’s investment in the Partnership separate and apart from the Partnership Assets, including selling or otherwise disposing of such assets and reinvesting the proceeds therefrom. The rights and obligations of the General Partner under this Section 9.08 shall expressly supersede any duties that the General Partner may have to such Limited Partner under the Act or otherwise.

(d)  In addition to any remedies at law or in equity, each Limited Partner severally agrees to indemnify and hold harmless the Partnership, the General Partner and its Affiliates, and each other Limited Partner from and against any and all losses, liabilities, damages, penalties, costs, fees, and expenses (including legal fees and disbursements) which may result, directly or indirectly, from any acts taken by the General Partner in accordance with this Section 9.08.

Section 9.09 Goodwill. No value shall be placed on the name or goodwill of the Partnership, which shall belong exclusively to the General Partner.

Section 9.10 Entire Agreement. This Agreement constitutes the entire contract among the parties hereto relative to the subject matter hereof and supersedes all prior term sheets, discussions, negotiations, and agreements, written or oral, with respect thereto.

Section 9.11 Use of Name. Subject to the terms of this Agreement, for the duration of the Term, UCF Asset LLC (the “Licensor”) hereby grants to the Partnership, under any rights owned or controlled by the Licensor, a non-exclusive, non-transferable, non-sublicensable royalty-free license to use the marks “UC Asset”, “UCF Asset”, and derivations thereof (collectively, the “Marks”) as part of the Partnership’s name and in connection with the general operation of the Partnership using that name. The Partners acknowledge that the Licensor shall have the right to terminate the foregoing license at any time upon written notice, and that the Partnership shall cease all use of the Marks upon receipt of such notice of termination whether or not the Licensor has any rights in the Marks. The Licensor retains all rights, title, and interest in the Marks. All goodwill from the Partnership’s use of the Marks shall accrue to the Licensor, and at no time during the continuation or upon dissolution of the Partnership shall any value be placed on the Partnership name, or the right to its use, or the goodwill, if any, attached thereto for any purposes, nor shall such name or the right to its use be considered an asset of the Partnership. The Partners agree not to challenge the Licensor’s rights in any of the Marks. The Partnership shall comply with all standards and conditions maintained by the Licensor in connection with all use of the Marks by the Partnership. All usage of the Marks by the Partnership shall include the appropriate trademark or service mark symbol as directed by the Licensor from time to time. The Licensor shall have the sole right, but not the obligation, to file in the appropriate government or other applicable offices of each country in the world, at its own expense, trademark and service mark and domain name applications for the Marks or any marks confusingly similar to the Marks. No Partner shall, by virtue of its ownership of any Unit, hold any right, title, or interest in or to the Marks. Upon termination of the Partnership or the foregoing license for any reason, the Partnership shall have no right to use any of the Marks in any manner and shall immediately cease all use of the Marks.

Section 9.12 General Usage. The titles and subtitles used in this Agreement are for convenience only and shall not be considered in the meaning or interpretation of this Agreement. Except where the context clearly requires to the contrary or is otherwise stated: (i) all references in this Agreement to designated “Sections” are to the designated Sections and other subdivisions of this Agreement, and all references in this Agreement to designated “Articles” are to the designated Articles and other subdivisions of this Agreement; (ii) all pronouns contained in this Agreement, and any variations thereof, shall be deemed to refer to the masculine, feminine, or neutral, singular or plural, as applicable, as to the identity of any party may require; (iii) the word “or” shall not be applied in its exclusive sense; (iv) the words “include,” and “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (v) the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (vi) as used in this Agreement, the terms “former Limited Partners” and “former General Partners” refer to the Persons that from time to time cease to be Limited Partners or General Partners, as the case may be, under this Agreement; (vii) references to laws, regulations and other governmental rules, as well as to contracts, agreements, and other instruments, shall mean such rules and instruments as in effect at the time of determination (taking into account any amendments thereto effective at such time without regard to whether such amendments were enacted or adopted after the effective date of this Agreement) and shall include all successor rules and instruments thereto; (viii) references to “cash,” “$,” or “dollars” shall mean the lawful currency of the U.S.; (ix) references to “Federal” or “federal” shall be to laws, agencies, or other attributes of the U.S. or other relevant national government (and not to any State or locality thereof); (x) the meaning of the terms “domestic” and “foreign” shall be determined by reference to the U.S.; (xi) references to “days” shall mean calendar days, as determined by reference to local time in Atlanta, Georgia; (xii) references to times of day shall be determined by reference to local time in Atlanta, Georgia; (xiii) the definitions of defined terms referenced in this Agreement shall apply equally to both the singular and plural forms of such terms; (xix) for purposes of the Act, the Limited Partners shall constitute a single class or group of limited partners; (xv) the English language version of this Agreement shall govern all questions of interpretation relating to this Agreement, notwithstanding that this Agreement may have been translated into, and executed in, other languages; and (xvi) except as expressly provided in this Agreement, any references to the General Partner’s discretionary election, determination, granting or withholding of consent, or other similar action or non-action shall mean that such election, determination, granting or withholding of consent, or other similar action or non-action is subject to the sole and absolute discretion of the General Partner and shall not be subject to challenge by any Limited Partner, provided that the General Partner acts in good faith.

Section 9.13 Recitals and Exhibit(s) Incorporated. The recitals hereof and the Exhibits annexed hereto, if any, are hereby incorporated by reference into this Agreement, with the same force and effect as if the same were fully set forth herein.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

General Partner:

UCF Asset LLC,

a Georgia limited liability company

By:	/s/ Gregory Charles Bankston	and	/s/ Xianghong Wu
	Gregory Charles Bankston		Xianghong Wu
	Managing Partner		Member of Majority Interest

LIMITED PARTNERS:

Each Limited Partner, each acting by and through

its duly authorized and empowered attorney-in-fact.

By: UCF Asset LLC, attorney-in-fact